Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER*

by and among

Satellogic Inc.,

CF ACQUISITION CORP. V,

Ganymede Merger Sub 1 Inc.,

Ganymede Merger Sub 2 Inc.

and

Nettar Group Inc.

dated as of July 5, 2021

*Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

i

Section 5.11	PubCo Incentive Equity Plan	72
Section 5.12	PIPE Investment	72
Intended Tax Treatment		72
Section 5.14	Foreign Private Issuer	72

Article VI COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES		73

Section 6.1	Available Cash	73
Section 6.2	PubCo Nasdaq or NYSE Listing	73
Section 6.3	Company Conduct of Business	73
Section 6.4	Post-Closing Directors and Officers of PubCo	76
Section 6.5	D&O Indemnification and Insurance	76
Section 6.6	No Trading in SPAC Stock	77
Section 6.7	Anti-Takeover Matters	77
Section 6.8	Financials	77
Section 6.9	PIPE Investments; Amended and Restated Forward Purchase Contract; Series X Agreements	78
Section 6.10	Company Warrant	79
Section 6.11	Shareholder Support Agreement	79

Article VII COVENANTS OF SPAC		79

Section 7.1	Trust Account Payments	79
Section 7.2	SPAC Nasdaq or NYSE Listing	79
Section 7.3	SPAC Conduct of Business	80
Section 7.4	SPAC Public Filings	82
Section 7.5	Amendment to the SPAC Warrant Agreement	82
Section 7.6	PIPE Investments; Series X Agreements	82

Article VIII JOINT COVENANTS		83

Section 8.1	Regulatory Approvals; Other Filings.	83
Section 8.2	Preparation of Proxy/Registration Statement; Consent Solicitation Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals	84
Section 8.3	Support of Transaction	88
Section 8.4	Tax Matters	88
Section 8.5	Stockholder Litigation	89
Section 8.6	Acquisition Proposals and Alternative Transactions	89
Section 8.7	Access to Information; Inspection	89
Section 8.8	Delisting and Deregistration	89

Exhibits
Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Form of Shareholder Support Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	[Reserved]
Exhibit F	Form of Articles of Initial Merger
Exhibit G	Plan of Initial Merger
Exhibit H	Form of PubCo Governing Documents
Exhibit I	Form of Surviving Corporation Articles
Exhibit J	Form of Surviving Corporation Memorandum
Exhibit K	Form of SPAC Merger Certificate
Exhibit L	Form of Series X Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 5, 2021 (this “Agreement”), is made and entered into by and among (i) Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of the Company (“PubCo”), (ii) CF Acquisition Corp. V, a Delaware corporation (“SPAC”), (iii) Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities” ) and (v) Nettar Group Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly formed entity, wholly owned by the Company, and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

WHEREAS, Merger Sub 1 is a newly incorporated British Virgin Islands business company with limited liability, wholly owned by PubCo, and was formed for the purpose of effectuating the Initial Merger (as defined below);

WHEREAS, Merger Sub 2 is a newly incorporated Delaware corporation, wholly owned by PubCo, and was formed for the purpose of effectuating the SPAC Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the BVI Business Companies Act, 2004 (as amended) (the “BVI Act” ), as applicable, (a) Merger Sub 1 will merge with and into the Company (the “Initial Merger”), the separate existence of Merger Sub 1 will cease and the Company will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Surviving Corporation”), and (b) immediately following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers” ), the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo;

WHEREAS, immediately prior to the Initial Merger Effective Time, all Convertible Notes will be converted into Company Preference Shares (as defined below), upon the terms and subject to the conditions of this Agreement, the Shareholder Support Agreement (as defined below) and the Convertible Notes (as defined below);

WHEREAS, upon the Initial Merger Effective Time, (a) the holders of Company Ordinary Shares and Company Preference Shares will receive (i) Class A Ordinary Shares of PubCo, par value $0.0001 per share (“PubCo Class A Ordinary Shares”) or (ii) Class B Ordinary Shares of PubCo, par value $0.0001 per share (“PubCo Class B Ordinary Shares” and together with the PubCo Class A Ordinary Shares, the “PubCo Ordinary Shares”), as applicable, and in each case, in accordance with this Agreement, the Plan of Initial Merger, and the PubCo Governing Documents, and (b) upon the SPAC Merger Effective Time (as defined below) the holders of SPAC Common Stock will receive PubCo Class A Ordinary Shares;

WHEREAS, on the date of this Agreement, the PIPE Investors (as defined below) have agreed to make a private investment in PubCo in the aggregate amount of $69,667,700 (the “PIPE Investment Amount”) to purchase an aggregate of 6,966,770 PubCo Class A Ordinary Shares at a price per share equal to $10.00 (ten dollars) at the Closing (as defined below) (the “PIPE Investments”) immediately prior to the Initial Merger, in each case, pursuant to subscription agreements substantially in the form attached hereto as Exhibit A (the “PIPE Subscription Agreements”);

WHEREAS, pursuant to the Amended and Restated Forward Purchase Contract, CFAC Holdings V, LLC, a Delaware limited liability company (“Sponsor”), has agreed to subscribe for and purchase, and PubCo has agreed to issue and sell to Sponsor, at the Closing the Forward Purchase Securities (as defined below) in exchange for an aggregate purchase price of $10,000,000 immediately prior to the Initial Merger on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC, the Company and the Key Company Shareholders (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit B (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (i) will not transfer and will vote their Company Shares in favor of this Agreement (including by execution of a written consent), the Mergers and the other Transactions, (ii) consent to the termination of the IRA, the ROFR Agreement, the Voting Agreement and any Side Letters (as each such term is defined below) effective at the Closing, and (iii) who hold Convertible Notes (as defined below) have agreed to effect the Convertible Notes Conversion (as defined below) pursuant to Section 2.1(b);

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, the Company, SPAC and Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of SPAC Capital Stock or any additional shares of SPAC Capital Stock it acquires prior to the SPAC Stockholder Meeting (as defined below) in favor of this Agreement, the Mergers and the other Transactions and each of the Transaction Proposals (as defined below), (ii) will not redeem any shares of SPAC Capital Stock in connection with the SPAC Merger, (iii) waives its anti-dilution rights under the SPAC Charter, and (iv) subject certain of its PubCo Class A Ordinary Shares to an “earn-out”, subject to the terms therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, and certain holders of Company Shares and certain holders of Convertible Notes have entered into lock-up agreements in the form attached hereto as Exhibit D (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such holders will not sell, for the period set forth in the Lock-Up Agreements, the shares of PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, at Closing, PubCo, and certain holder of Company Shares will enter into a registration rights agreement in customary form and substance (the “Registration Rights Agreement”) pursuant to which, among other things, PubCo agrees to provide certain Company Shareholders with certain rights relating to the registration for resale of the PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company and each of the holders of Company Series X Preference Shares have entered into a Series X Preference Shareholder Agreement in the form attached hereto as Exhibit N (the “Series X Agreements”) pursuant to which, among other things, such holders (i) irrevocably waived their rights of redemption with respect to the Company Series X Preference Shares in connection with the Closing, and (ii) received the contingent right to receive additional PubCo Class A Ordinary Shares on the same terms with respect to the Company Series X Preference Shares held by such holders as the “Subscriber Additional Shares” contemplated by the PIPE Subscription Agreement;

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”), the board of directors of PubCo (the “PubCo Board”), the board of directors of Merger Sub 1 (the “Merger Sub 1 Board”), the board of directors of Merger Sub 2 (the “Merger Sub 2 Board”) and the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to their respective stockholders and shareholders the approval and adoption of this Agreement, the Mergers and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, (ii) the SPAC Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) taken together, the PIPE Investments, the Initial Merger, the purchase of the Forward Purchase Securities and the SPAC Merger will qualify as an exchange under Section 351 of the Code, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of SPAC (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a), (b) and (c), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2018 NPA” means the Note Purchase Agreement dated of April 6, 2018, as amended and restated in the 2019 NPA.

“2019 NPA” means the Amended and Restated Note Purchase Agreement dated of September 9, 2019, as amended from time to time.

“2020 NPA” means the Note Purchase Agreement dated of September 25, 2020, as amended from time to time.

“Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by the Company prior to the date of this Agreement by a warrant holder) of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adjustment Period” shall mean the 30-calendar day period ending on (and including) the “Effectiveness Date”, as such term is defined in the PIPE Subscription Agreements.

“Adjustment Period VWAP” means the volume weighted average price of a PubCo Class A Ordinary Share, as reported on the Trading Market, determined for the Trading Days that occur during the Adjustment Period (as reported on Bloomberg).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Base Shares” means the aggregate amount of PubCo Class A Ordinary Shares to be issued to (a) the PIPE Investors pursuant to the PIPE Subscription Agreements, (b) Sponsor pursuant to the Amended and Restated Forward Purchase Contract and (c) the holders of Company Series X Preference Shares in respect thereof in accordance with Section 2.2(g)(i).

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (x) the issuance of shares of Company Ordinary Shares upon the exercise or conversion of Company Preference Shares, the Company Warrant or Company Options, (y) repurchases of awards under the Company ESOP in the Ordinary Course in connection with a termination of employment or other services for no more than the original issue price thereof, and (z) granting the options permitted to be granted under Section 6.3(j)(B) of this Agreement) concerning the sale or transfer of (a) all or any material part of the business or assets of the Nettar Companies, taken as a whole, or (b) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Nettar Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 6.1) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business cominbation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Amended and Restated Forward Purchase Contract” means the Forward Purchase Contract, originally dated as of January 28, 2021, by and between Sponsor and SPAC, as amended and restated as of the date hereof between PubCo and Sponsor, and as further amended, restated, modified or supplemented from time to time.

“Ancillary Agreements” means, collectively, (i) the Shareholder Support Agreement, (ii) the Sponsor Support Agreement, (iii) the Lock-Up Agreements, (iv) the PIPE Subscription Agreements; (v) the Amended and Restated Forward Purchase Contract; (vi) the Series X Agreements; and (vii) the PubCo Governing Documents.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Applicable NPA Amount” means (i) with respect to Convertible Notes issued under the 2018 NPA, $200,000,000, (ii) with respect to Convertible Notes issued under the 2019 NPA, $220,000,000, and (iii) with respect to Convertible Notes issued under the 2020 NPA, $250,000,000.

“Articles of Initial Merger” means the articles of merger substantially in the form attached hereto as Exhibit F and any amendment or variation thereto made in accordance with the provisions of the BVI Act with the consent of SPAC and the Company.

“Business Combination” has the meaning set forth in Article II of the SPAC Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and the British Virgin Islands are authorized or required by Law to close.

“BVI Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands.

“Code” means the U.S. Internal Revenue Code of 1986.

“Columbia Loan” means the Loan and Security Agreement dated March 8, 2021, by and between Columbia River Investment Limited, a British Virgin Islands company, and the Company.

“Company Articles” means the Amended and Restated Articles of Association of the Company dated April 23, 2021.

“Company ESOP” means the Nettar Group Inc. 2015 Stock Plan, as amended.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars). As of July 2, 2021, assuming the sum of the Fully-Diluted Company Shares is 21,697,434, the Company Exchange Ratio would be 3.35732.

“Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Nettar Companies, taken as a whole or (ii) the ability of the Nettar Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Nettar Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Nettar Companies operate, (h) any matter existing as of the date of this Agreement to the extent expressly set forth on the Company Disclosure Letter, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.3, unless otherwise agreed by SPAC to be subject to this exception (i)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), (j) any Events that are cured by the Company prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) any delay or failure to launch, or failure of commission process of obtaining approval to launch, one or more satellites in accordance with the Company’s business plan as currently in effect, any damage or destruction of one or more satellites prior to or during launch into orbit, or any failure of an existing satellite; provided that the exception in this clause (l) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Nettar Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Memorandum” means the Amended and Restated Memorandum of Association dated April 23, 2021.

“Company Options” means any options granted, or approved by the Company Board for grant but not yet granted, under the Company ESOP to purchase Company Ordinary Shares.

“Company Ordinary Shares” means the ordinary shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Preference Shares” means, collectively, the Company Series A Preference Shares, the Company Series B Preference Shares, the Company Series B-1 Preference Shares and Company Series X Preference Shares.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) developed by or on behalf of any of the Nettar Companies that (i) have been sold, distributed or made available to third parties by any of the Nettar Companies, or manufactured by any of the Nettar Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 3-year period preceding the date of this Agreement or (ii) that, as of the date hereof have, in whole or in part, entered any prototype or similar development stage, process or status.

“Company Series A Preference Shares” means the series A preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Series B Preference Shares” means the series B preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Series B-1 Preference Shares” means the series B-1 preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Series X Preference Shares” means the series X preference shares of the Company, par value $0.00001 per share, as defined in the Company Memorandum.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preference Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Nettar Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Nettar Companies at or after the Closing pursuant to any agreement to which any of the Nettar Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c).

“Company Warrant” means the outstanding and unexercised warrant to purchase Company Shares pursuant to that certain Warrant to Purchase Shares, dated as of March 8, 2021, by and between Nettar Group Inc. and Columbia River Investment Limited.

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the Nettar Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Nettar Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Convertible Notes” means the convertible notes issued pursuant to the 2018 NPA, the 2019 NPA and 2020 NPA.

“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“DTC” means the Depository Trust Company.

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Forward Purchase Securities” means 1,250,000 PubCo Class A Ordinary Shares and 333,333 Assumed SPAC Warrants.

“Fully-Diluted Company Shares” means the total number of issued and outstanding Company Ordinary Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully-diluted basis (a) assuming exercise of all Company Options, (b) assuming exercise of the Company Warrant, (c) treating Company Preference Shares on an as-converted to Company Ordinary Shares basis (but excluding the Company Series X Preference Shares issued prior to the date of this Agreement), and (d) assuming the conversion of all Convertible Notes on an as-converted to Company Ordinary Shares basis. As of July 2, 2021, there are 21,697,434 Fully-Diluted Company Shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a BVI business company with limited liability are its memorandum of association and articles of association under the BVI Act, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP (with respect to SPAC) or IFRS (with respect to the Nettar Companies), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge databases, customer lists and customer databases); (e) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (i) all rights and powers to assert, defend and recover title to any of the foregoing; (j) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing;; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRA” means the Second Amended and Restated Investors’ Rights Agreement in respect of the Company, dated as of April 23, 2021, as amended and/or restated from time to time.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Nettar Companies and used in their business as currently conducted.

“Key Company Shareholders” means the persons and entities listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Nettar Companies or to which the Nettar Companies otherwise has a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Nettar Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Merger Consideration” means the sum of (a) $721,705,487 minus (b) the amount of interest accrued under the Columbia Loan from July 2, 2021 until the Closing Date, minus (c) the amount of cumulative dividends accrued in accordance with the Company Articles on the Company Series X Preference Shares from July 2, 2021 until the Closing Date, plus (d) the Aggregate Exercise Price.

“Nasdaq” means the Nasdaq Stock Market.

“NDA” means the letter agreement, dated as of January 29, 2021, between SPAC and the Company.

“Nettar Companies” means, collectively, the Company and its Subsidiaries (but not, for the avoidance of doubt, PubCo).

“Nettar Company Interests” means all of the outstanding equity interests of the Nettar Companies.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Nettar Companies.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one (1) Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Nettar Companies), (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Nettar Companies), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Nettar Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Nettar Companies, (xi) Liens identified in the Company Audited Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; (xiii) such other imperfections of title or Liens, if any, arising in the ordinary course of business that in the aggregate are not material to the Nettar Companies, and (xiv) Liens existing on the date hereof and listed on Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with PubCo and SPAC as of the date of this Agreement or following the date of this Agreement in accordance with Section 6.1.

“Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit G and any amendment or variation thereto made in accordance with the provisions of the BVI Act with the consent of SPAC.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully-Diluted Company Shares.

“Privacy Laws” means all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Private Units Purchase Agreement” means the Private Placement Units Purchase Agreement, dated January 28, 2021, by and between the Sponsor and SPAC.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“PubCo Governing Documents” means the Amended and Restated Memorandum of Association and Articles of Association of PubCo, substantially in the form attached hereto as Exhibit H to be adopted by PubCo and registered by the BVI Registrar prior to Closing.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“ROFR Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement in respect of the Company, dated as of April 23, 2021, as amended and/or restated from time to time.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC Bylaws” means the bylaws of SPAC in effect immediately prior to the SPAC Merger Effective Time, as amended and/or restated from time to time.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated January 28, 2021, as amended and/or restated from time to time.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means Class B common stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Exchange Ratio” means the exchange of SPAC Common Stock for PubCo Class A Ordinary Shares on a one-for-one basis.

“SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter as of the date of this Agreement to the extent expressly set forth on the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events generally applicable to blank check companies or the market in which blank check companies operate; (k) any Events that are cured by SPAC prior to the Closing, or (l) any worsening of the Events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all SPAC Share Redemptions.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-third of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated January 28, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock.

“Stockholder Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Ordinary Shares receivable by such SPAC Stockholder pursuant to Section 2.3(g)(iii) or Company Shareholder pursuant to Section 2.2(g)(i) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the PubCo Class A Ordinary Shares are listed for trading, which shall be either Nasdaq or NYSE.

“Transactions” means, collectively, the Mergers, the Convertible Notes Conversion and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Voting Agreement” means the Second Amended and Restated Voting Agreement in respect of the Company, dated as of April 23, 2021, as amended and/or restated from time to time.

Other Definitions.

Acquisition Entities	Preamble
Acquisition Entity	Preamble
Aggregate Forfeiture Shares	2.10(c)(i)
Agreement	Preamble
Agreement End Date	10.1(h)
Amended and Restated SPAC Warrant Agreement	7.5
Anti-Money Laundering Laws	3.25
Assumed Company Warrant	2.2(g)(iv)
Assumed Option	2.2(g)(iii)
Assumed SPAC Warrant	2.3(g)(iv)
Assumed Warrant	2.2(g)(iv)
Available Cash	6.1
BVI Act	Recitals
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Advised Parties	11.18(f)
Company Audited Financial Statements	3.4(a)
Company Benefit Plan	3.21(a)
Company Board	Recitals
Company Board Recommendation	8.2(c)(ii)
Company Certificates	2.6(a)
Company Cure Period	10.1(h)
Company Deal Communications	11.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Health Plan	3.21(l)
Company Intervening Event	8.2(c)(iii)
Company Intervening Event Change in Recommendation	8.2(c)(iii)
Company Intervening Event Notice Period	8.2(c)(iii)

Company Modification in Recommendation	8.2(c)(ii)
Company Non-Recourse Party	11.16(b)
Company Shareholder Escrow Accounts	2.10(a)
Company Transaction Expenses	2.1(c)(i)
Company Written Consent	8.2(c)(i)
Convertible Notes Conversion	2.1(b)
D&O Indemnified Parties	6.5(a)
Data Processing Contracts	3.6(m)
Designated Entity	3.6(b)
DGCL	Recitals
Dissenting Shares	2.8(a)
Early Issuance Event	2.11(g)
Earnout Event	2.11(b)
Earnout Period	2.11(a)
Earnout Shares	2.11(a)
ERISA	3.21(a)
Escrow Agent	2.10(a)
Escrow Agreement	2.10(a)
Exchange Agent	2.6(a)
FCPA	3.24
FLSA	3.20(f)
Foreign Antitrust Laws	2.11(f)
Forfeiture Escrow Accounts	2.10(a)
Forfeiture Escrow Shares	2.10(a)
Forfeiture Event	2.10(c)(i)
Forfeiture Ratios	2.10(a)
Forward Purchase Amount	6.9(a)
Healthcare Reform Laws	3.21(l)
Initial Conversion	2.3(g)(ii)
Initial Merger	Recitals
Initial Merger Constituent Corporations	2.2(b)
Initial Merger Effective Time	2.2(c)
Initial Merger Filing Documents	2.2(c)
Intended Tax Treatment	Recitals
Interim Period	6.3
Internal Company Shareholder Ratio	2.10(a)
Intervening Event	8.2(b)(iii)
Intervening Event Change in Recommendation	8.2(b)(iii)
Intervening Event Notice Period	8.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.14
Letter of Transmittal	2.6(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.6(e)
Material Contract	3.5(a)
Merger Consideration Shares	2.2(g)(i)

Merger Sub 1	Preamble
Merger Sub 1 Board	Recitals
Merger Sub 1 Share	5.2(a)
Merger Sub 2	Preamble
Merger Sub 2 Board	Recitals
Merger Sub 2 Share	5.2(a)
Mergers	Recitals
Minimum Cash Amount	6.1
New SPAC Bylaws	2.3(d)
New SPAC Charter	2.3(d)
New SPAC Governing Documents	2.3(d)
Payment Spreadsheet	2.1(c)(iii)
PFIC	8.4(b)
PIPE Investment Amount	Recitals
PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
Price Threshold	2.11(b)
Prior Company Counsel	11.18(f)
Prior SPAC Counsel	11.18(a)
Privacy Policies	3.6(l)
Privileged Company Deal Communications	11.18(g)
Privileged SPAC Deal Communications	11.18(b)
Proxy/Registration Statement	8.2(a)(i)
PubCo	Preamble
PubCo Board	Recitals
PubCo Class A Ordinary Shares	Recitals
PubCo Class B Ordinary Shares	Recitals
PubCo Incentive Equity Plan	5.11
PubCo Ordinary Shares	Recitals
PubCo Share	5.2(a)
Public Ordinary Shares	2.11(b)
Public Stockholders	11.1
Q1 Financial Statements	6.8(a)
Q2 Financial Statements	6.8(b)
Q3 Financial Statements	6.8(c)
Real Property Lease	3.5(a)(iii)
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)
Related Party	3.19(a)
Release Event	2.10(c)(ii)
Released Claims	11.1
Series X Agreements	Recitals
Shareholder Support Agreement	Recitals
Side Letters	2.5(a)(ii)
SPAC	Preamble
SPAC Board	Recitals

SPAC Board Recommendation	8.2(b)(ii)
SPAC Certificates	2.6(a)
SPAC Cure Period	10.1(i)
SPAC Deal Communications	11.18(b)
SPAC Disclosure Letter	Article IV
SPAC Financial Certificate	2.1(c)(ii)
SPAC Financial Statements	4.4(a)
SPAC Merger	Recitals
SPAC Merger Certificate	2.3(c)
SPAC Merger Constituent Corporations	2.3(b)
SPAC Merger Effective Time	2.3(a)
SPAC Modification in Recommendation	8.2(b)(ii)
SPAC Non-Recourse Party	11.16(b)
SPAC SEC Filings	4.13
SPAC Stockholders Meeting	8.2(a)(i)
Sponsor	Recitals
Sponsor Escrow Account	2.10(a)
Sponsor Support Agreement	Recitals
Sponsor to CS Ratio	2.10(a)
Stockholder Certificates	2.6(a)
Stockholder Litigation	8.5
Surviving Corporation	Recitals
Surviving Corporation Articles	2.2(d)
Surviving Corporation Governing Documents	2.2(d)
Surviving Corporation Memorandum	2.2(d)
Terminating Company Breach	10.1(h)
Terminating SPAC Breach	10.1(i)
Transaction Proposals	8.2(a)(i)
Transmittal Documents	2.6(c)
Trust Account	11.1
Trust Agreement	4.14
Trustee	4.14

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Nettar Companies).

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Initial Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Section 1.3 Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.3(a) of the Company Disclosure Letter; (b) the phrase “to the knowledge of SPAC” shall mean the knowledge of the individuals identified on Section 1.3(b) of the SPAC Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Prior to the Initial Merger Effective Time, the Company shall obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company ESOP or any outstanding awards; and take all other appropriate actions to (including providing drafts to SPAC prior to such actions, notifying SPAC with respect to such actions and providing evidence reasonably satisfactory to SPAC that all such actions have been taken prior to the Initial Merger Effective Time): (i) effectuate the provisions of Section 2.2(g)(iii); and (ii) ensure that after the Initial Merger Effective Time, neither any holder of Assumed Options (or any beneficiary thereof) or Assumed Company Warrants (or any beneficiary thereof) nor any other participant in the Company ESOP shall have any right thereunder to acquire any securities of the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under the Company ESOP, except as provided in Section 2.2(g)(iii).

(b) Prior to the Initial Merger Effective Time, in accordance with the terms of the Convertible Notes, the Shareholder Support Agreement and the Company Governing Documents, the Company shall take all appropriate actions to cause all Convertible Notes to automatically convert (without any further action on the part of the Company or any holder of Convertible Notes) immediately prior to the Initial Merger Effective Time and conditioned on the consummation of the Mergers into a number of Company Preference Shares equal to (i) the sum of the aggregate principal amount of the Convertible Notes then outstanding plus all interest accrued thereon, divided by (ii) the quotient obtained by dividing the Applicable NPA Amount by the Fully-Diluted Company Shares (the “Convertible Notes Conversion”); provided, that, in accordance with the terms and conditions of the Convertible Notes and notwithstanding anything herein to the contrary, for the purpose of clause (ii) of this Section 2.1(b), the Fully-Diluted Company Shares shall be calculated in accordance with the 2019 NPA or 2020 NPA, as applicable, and, provided, further, that with respect to any holder providing notice to redeem Convertible Notes, prior to the Closing the Company and SPAC shall cooperate to arrange for the assignment (or if applicable, replacement of the redemption amount by additional issuance on the same terms and conditions as the Convertible Notes) of the portion of such Convertible Notes to be redeemed; provided, further, that the Company and SPAC shall coordinate in connection with any material communications or responses by (or failures to communicate with) the holders of Convertible Notes as to the conversion, redemption, roll-over or other provisions of the Convertible Notes. The calculation of the number of Company Preference Shares into which the Convertible Notes shall be converted in accordance with this Section 2.1(b) shall be set forth in Section 2.1(b) of the Company Disclosure Letter.

(c) Company Transaction Expenses Certificate; SPAC Financing Certificate; Payment Spreadsheet.

(i) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”).

(ii) As soon as reasonably practicable (but in any event no later than one (1) Business Day) prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; (C) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC to be repaid on the Closing Date pursuant to Section 2.5(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred after the delivery of the SPAC Financing Certificate.

(iii) Promptly following delivery by (A) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(c)(i) and (B) SPAC of the SPAC Financing Certificate pursuant to Section 2.1(c)(ii) and, in any event, not less than two (2) Business Days prior to the Closing Date the Company shall (1) deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth (x) the portion of the Merger Consideration payable to each Company Shareholder (including the allocation of PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, as applicable) and (y) the Assumed Options, in each case, in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of a portion of the Merger Consideration to the Company Shareholders pursuant to the Payment Spreadsheet and the information with respect to the assumption of Company Options set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Merger Consideration to the Company Shareholders and the assumption of Company Options pursuant to this Article II, absent manifest error. In issuing the Merger Consideration and converting the Company Options into Assumed Options pursuant to Section 2.2(g)(iii), the parties hereof shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

Section 2.2 The Initial Merger.

(a) Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Act, at the Initial Merger Effective Time, Merger Sub 1 shall be merged with and into the Company, and the separate corporate existence of Merger Sub 1 shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo.

(b) Effect of the Initial Merger. From and after the Initial Merger Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub 1 (the Company and Merger Sub 1 sometimes being referred to herein as the “Initial Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the Initial Merger Constituent Corporations; and all rights, privileges, powers and franchises of each of the Initial Merger Constituent Corporations, and all property, real, personal and mixed, and all debts due to each such Initial Merger Constituent Corporation, on whatever account, and all things in action or belonging to each Initial Merger Constituent Corporations shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of each of the Initial Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Initial Merger Constituent Corporations shall not revert or become in any way impaired by reason of the Initial Merger; but all Liens upon any property of an Initial Merger Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the BVI Act.

(c) Execution and Filing of Initial Merger Filing Documents. At the Closing, and immediately prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 1 and the Company shall cause the Articles of Initial Merger exhibiting the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the BVI Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the BVI Registrar in accordance with the applicable provisions of the BVI Act. The Initial Merger shall become effective at such time as the Articles of Initial Merger are duly registered by the BVI Registrar, or at such later time as Merger Sub 1 and the Company mutually agree in writing with the written consent of SPAC (subject to the requirements of the BVI Act) and as set forth in the Articles of Initial Merger (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

(d) Organizational Documents of the Company. At the Initial Merger Effective Time, the Company Articles and Company Memorandum, as in effect immediately prior to the Initial Merger Effective Time, shall be amended and restated in the forms attached hereto as Exhibit I (the “Surviving Corporation Articles”) and Exhibit J (the “Surviving Corporation Memorandum”, together with the Surviving Corporation Articles, the “Surviving Corporation Governing Documents”), respectively, and as so amended and restated shall be the memorandum and articles of the Surviving Corporation, until thereafter amended as provided therein and under the BVI Act.

(e) Directors and Officers of the Surviving Corporation and PubCo.

(i) From and after the Initial Merger Effective Time, the officers of the Company holding such positions as set forth on Section 6.4(b) of the Company Disclosure Letter shall be the officers of the Surviving Corporation and shall be appointed as officers of PubCo, each such officer to hold office in accordance with the Surviving Corporation Governing Documents, or the PubCo Governing Documents, respectively.

(ii) From and after the Initial Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.4(b) shall be the directors of the Surviving Corporation and shall be appointed as directors of PubCo, each to hold office in accordance with the Surviving Corporation Governing Documents, or the PubCo Governing Documents, respectively.

(f) Effect of the Initial Merger on Merger Sub 1 Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub 1, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(g) Effect of the Initial Merger on Company Shares.

(i) Company Ordinary Shares and Company Preference Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Company Shares, each Company Ordinary Share and Company Preference Share that is issued and outstanding immediately prior to the Initial Merger Effective Time (after giving effect to the Convertible Notes Conversion and any conversion of Company Preference Shares as permitted or required by the Company Governing Documents), other than (x) any Company Series X Preference Share the holder of which has elected to redeem in accordance with the terms of the Company Governing Documents, (y) any share referred to in Section 2.2(g)(ii) and (z) any Dissenting Company Share, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.6, such number of newly issued PubCo Class B Ordinary Shares (in the case of the Company’s Chief Executive Officer) or PubCo Class A Ordinary Shares (in all other cases) that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Merger Consideration Shares”), without interest, subject to rounding pursuant to Section 2.6(h) (or, in the case of Company Series X Preference Shares, such number of newly issued PubCo Class A Ordinary Shares as set forth in the Payment Spreadsheet, calculated in accordance with the Company Governing Documents (and taking into account the cumulative dividends accrued on such Company Series X Preference Shares under the Company Governing Documents)) provided, however, that a portion of such Merger Consideration Shares shall be subject to escrow and potential forfeiture in accordance with Section 2.10. As of the Initial Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.8(a)).

(ii) Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Initial Merger Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii) Company Options. At the Initial Merger Effective Time, each Company Option that is outstanding under the Company ESOP immediately prior to the Initial Merger Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by PubCo and converted into an option to purchase PubCo Class A Ordinary Shares (each, an “Assumed Option”) under the PubCo Incentive Equity Plan, in accordance with the Payment Spreadsheet. Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Initial Merger Effective Time (including expiration date, vesting conditions, and exercise provisions, and the provisions requiring the holder of Assumed Options to not, prior to the six month anniversary of the Closing Date, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any shares acquired upon exercise of an Assumed Option (and solely for purposes of calculating the 85% threshold set forth in Section 9.2(f), holders of Company Options subject to such lock-up restrictions shall be included in such calculation as if they had executed a counterpart of the Lock-Up Agreement with respect to such Company Options), except that (i) each Assumed Option shall be exercisable for that number of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Ordinary Shares subject to such Company Option immediately prior to the Initial Merger Effective Time multiplied by (B) the Company Exchange Ratio; and (ii) the per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Ordinary Shares subject to such Company Option immediately prior to the Initial Merger Effective Time by (B) the Company Exchange Ratio; provided, however, that the exercise price and the number of PubCo Class A Ordinary Shares purchasable under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of PubCo Class A Ordinary Shares purchasable under such Assumed Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(iv)   Company Warrant. At the Initial Merger Effective Time, the Company Warrant, if outstanding immediately prior to the Initial Merger Effective Time, shall be assumed by PubCo and shall become a warrant to purchase PubCo Class A Ordinary Shares (the “Assumed Company Warrant”). The Assumed Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to the Company Warrant immediately prior to the Initial Merger Effective Time, except that, subject to the terms and conditions of the Company Warrant (i) the Assumed Company Warrant shall be exercisable for that number of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company Warrant immediately prior to the Initial Merger Effective Time multiplied by (B) the Company Exchange Ratio, calculated in accordance with the terms and conditions of the Company Warrant; and (ii) the per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed Company Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per Company Share subject to the Company Warrant immediately prior to the Effective Time by (B) the Company Exchange Ratio, calculated in accordance with the terms and conditions of the Company Warrant.

(v) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.8(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.8(a).

Section 2.3 The SPAC Merger.

(a) SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, immediately following confirmation of the effective filing of the Initial Merger, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub 2 shall be merged with and into SPAC, and the separate corporate existence of Merger Sub 2 shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

(b) Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, SPAC shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of SPAC and Merger Sub 2 (SPAC and Merger Sub 2 sometimes being referred to herein as the “SPAC Merger Constituent Corporations” ), and shall become subject to all the debts, restrictions, liabilities and duties of each of the SPAC Merger Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each SPAC Merger Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such SPAC Merger Constituent Corporation, on whatever account, and all things in action or belonging to each SPAC Merger Constituent Corporations shall become vested in SPAC; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall become thereafter the property of SPAC as they are of the SPAC Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such SPAC Merger Constituent Corporations shall not revert or become in any way impaired by reason of the SPAC Merger; but all Liens upon any property of a SPAC Merger Constituent Corporation shall thereafter attach to SPAC and may be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement and the DGCL.

(c) Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Initial Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 2 and SPAC shall cause (or if Merger Sub 2 and SPAC do not cause, the Company shall cause) a certificate of merger in respect of the SPAC Merger (substantially in the form attached hereto as Exhibit K) and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The SPAC Merger shall become effective at the time specified in the SPAC Merger Certificate pursuant to Section 2.3(a) when the Merger Certificate has been accepted for filing by the Delaware Secretary of State.

(d) Organizational Documents of the SPAC. At the SPAC Merger Effective Time, the SPAC Charter and the SPAC Bylaws, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated, each in customary form and substance mutually agreeable to SPAC and the Company (the “New SPAC Charter” , and the “New SPAC Bylaws”, and collectively, the “New SPAC Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of the SPAC, until thereafter amended as provided therein and under the DGCL.

(e) Directors and Officers of the SPAC.

(i) From and after the SPAC Merger Effective Time, the officers of the Company holding such positions as set forth on Section 2.3(e) of the Company Disclosure Letter shall be appointed the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents.

(ii) From and after the SPAC Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation on Section 2.3(e) of the Company Disclosure Letter shall be appointed the directors of SPAC, each to hold office in accordance with the New SPAC Governing Documents.

(f) Effect of the SPAC Merger on Merger Sub 2 Stock. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub 2, each share of capital stock of Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of shares of common stock of the SPAC, which shares shall, subject to Section 2.3(g), constitute the only shares of capital stock of the SPAC.

(g) Effect of the SPAC Merger on SPAC Capital Stock.

(i) SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-third of one SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.3(g)(i).

(ii) SPAC Common Stock. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(g)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Capital Stock, (x) each share of SPAC Class B Common Stock shall automatically convert into SPAC Class A Common Stock in accordance with the SPAC Charter (the “Initial Conversion”); and (y) immediately following the Initial Conversion, each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.6, such number of newly issued PubCo Class A Ordinary Shares that are equal to the SPAC Exchange Ratio, without interest, subject to rounding pursuant to Section 2.6(h). As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii) SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv) SPAC Warrants. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into a warrant to purchase one PubCo Class A Ordinary Share (each, an “Assumed SPAC Warrant” and, together with the Assumed Company Warrant, collectively, each, an “Assumed Warrant”). Each Assumed SPAC Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the SPAC Merger Effective Time, except that (i) each Assumed SPAC Warrant shall be exercisable for that number of shares of PubCo Class A Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of shares of SPAC Class A Common Stock subject to the SPAC Warrant immediately prior to the SPAC Merger Effective Time multiplied by (B) the SPAC Exchange Ratio; and (ii) the per share exercise price for each PubCo Class A Ordinary Share issuable upon exercise of the Assumed SPAC Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of SPAC Class A Common Stock subject to the SPAC Warrant immediately prior to the SPAC Merger Effective Time by (B) the SPAC Exchange Ratio. In connection therewith and prior to the SPAC Merger Effective Time, PubCo shall take all actions necessary to execute an Amended and Restated SPAC Warrant Agreement (as defined below) pursuant to Section 7.5.

Section 2.4 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.5 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) evidence in form and substance reasonably acceptable to SPAC of the termination of the IRA (other than Section 2.11 thereof (“Market Stand-off” Agreement) and, in connection therewith, Section 6 thereof (Miscellaneous), which shall remain in full force and effect with respect to any party to the IRA (other than holders of Company Series X Preference Shares) which does not enter into the Lock-Up Agreement, and subject to the holder set forth in Section 2.5-1 of the Company Disclosure Letter being bound by such “Market Stand-Off” in Section 2.11 of the IRA (with respect to the Company Preference Shares of such holder) and the “Market Stand-off” provision of the 2019 NPA or 2020 NPA, as applicable (with respect to the Convertible Notes of such holder), solely for purposes of calculating the 85% threshold set forth in Section 9.2(f), such holder’s Convertible Notes and Company Shares (on an as-converted basis) shall be included in such calculation of the Fully-Diluted Company Shares under Section 9.2(f) as if it had executed a counterpart of the Lock-Up Agreement), the ROFR Agreement, the Voting Agreement and (except as set forth in Section 2.5-2 of the Company Disclosure Letter) all letter agreements between the Company and any of its investors (the “Side Letters”);

(iii) copies of the written resignations of all of the directors and officers of PubCo, and Merger Sub 2 effective as of the SPAC Merger Effective Time;

(iv) the Payment Spreadsheet; and

(v) copies of the approvals, waivers or consents called for by Section 9.2(d), if any; and

(vi) evidence, in form and substance reasonably satisfactory to SPAC, of cancellation of the PubCo Share.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC, effective as of the SPAC Merger Effective Time; and

(iii) a copy of the executed Amended and Restated SPAC Warrant Agreement.

(c) On the Closing Date, (i) PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(c)(i), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.1(c)(ii).

(d) At the Closing, SPAC shall repay in full the outstanding amount due under all loans made by the Sponsor or any of its Affiliates to SPAC to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor. If the funds in SPAC are insufficient to meet the payment obligations under Section 2.5(d), PubCo shall pay the excess amount.

Section 2.6 Surrender of Company Securities and SPAC Securities and Disbursement of Stockholder Merger Consideration.

(a) Prior to the Initial Merger Effective Time, PubCo (with the prior written consent of SPAC, which shall not be unreasonably withheld, conditioned or delayed) shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”), for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (or, in the case of the Company, Register of Members entries recording ownership of) (i) Company Ordinary Shares and Company Preference Shares (“Company Certificates”) and (ii) SPAC Common Stock (“SPAC Certificates”, and together with the Company Certificates, the “Stockholder Certificates”). At the Closing, PubCo shall deposit, or cause to be deposited, a copy of the register of members of PubCo with the Exchange Agent updated to reflect, at the Initial Merger Effective Time, the issuance of the Stockholder Merger Consideration receivable by the Company Shareholders in accordance with the Payment Spreadsheet, and at the SPAC Merger Effective Time, the issuance of the Stockholder Merger Consideration receivable by the SPAC Stockholders. The Stockholder Merger Consideration shall be duly issued to the shareholders upon the entry of the names of the shareholders on the register of members of PubCo. Prior to the Initial Merger Effective Time, substantially concurrently with the mailing of the Consent Solicitation Statement and Proxy/Registration Statement to the Company Shareholders and SPAC Stockholders, respectively, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder and each SPAC Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”) which shall specify that the delivery and/or cancellation of Company Certificates and SPAC Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the Company Certificates and the SPAC Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below)) for use in such exchange.

(b) Each Company Shareholder shall be entitled to receive his, her or its Stockholder Merger Consideration in accordance with the Payment Spreadsheet in respect of the Company Shares represented by such Company Shareholder’s Company Certificate(s) (excluding any Company Shares described in Section 2.2(g)(ii) or Dissenting Shares), as soon as reasonably practicable after the Initial Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of the Company Certificates and/or appropriate entry in the register of members of the Company to reflect such cancellation) of the following items prior thereto: (i) the Company Certificate(s) (where Company Certificate(s) was or were issued) for his, her or its Company Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo. Until so surrendered and/or cancelled, each such Company Certificate shall represent after the Initial Merger Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such Company Certificate in accordance with the Payment Spreadsheet.

(c) Each SPAC Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of the SPAC Capital Stock represented by such SPAC Stockholder’s SPAC Certificate(s) (excluding any shares of SPAC Capital Stock described in Section 2.3(g)(iii)), as soon as reasonably practicable after the SPAC Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of SPAC Certificates) of the following items prior thereto: (i) the SPAC Certificate(s) for his, her or its shares of SPAC Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 2.6(b), collectively, the “Transmittal Documents” ). Until so surrendered and/or cancelled, each such SPAC Certificate shall represent after the SPAC Merger Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such SPAC Certificate.

(d) If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled SPAC Certificate is registered, or who is registered as the shareholder in the Company’s register of members, immediately prior to the Initial Merger Effective Time, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Initial Merger Effective Time and in case of SPAC Capital Stock, the transfer of such SPAC Capital Stock shall have been permitted in accordance with the terms of the SPAC Governing Documents, each as in effect immediately prior to the SPAC Merger Effective Time, (ii) such Stockholder Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or PubCo and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Stockholder Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Notwithstanding anything to the contrary contained herein, in the event that any Stockholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Stockholder Certificate to the Exchange Agent, the Company Shareholder or SPAC Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Stockholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, SPAC or the Surviving Corporation with respect to the Company Shares or SPAC Capital Stock represented by the Stockholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.6(e) shall be treated as a Stockholder Certificate for all purposes of this Agreement.

(f) After the Initial Merger Effective Time or the SPAC Merger Effective Time, there shall be no further registration of transfers of Company Shares and shares of SPAC Capital Stock, respectively. If, after the SPAC Merger Effective Time, (i) SPAC Certificates are presented to the SPAC, PubCo or the Exchange Agent or, after the Initial Merger Effective Time, (ii) Company Certificates are presented to the Company, PubCo or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.6. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Initial Merger Effective Time or the SPAC Merger Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates, as applicable, that have not yet been surrendered with respect to the PubCo Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates, as applicable, shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the SPAC Merger Effective Time and surrender of any such SPAC Certificates (or delivery of a Lost Certificate Affidavit) or following the Initial Merger Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), as applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the SPAC Merger Effective Time (in the case of the SPAC Certificates (or a Lost Certificate Affidavit)) or the Initial Merger Effective Time (in the case of the Company Certificates (or a Lost Certificate Affidavit)) theretofore paid with respect to such PubCo Ordinary Shares.

(g) All securities issued upon the surrender of Stockholder Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares or SPAC Capital Stock, as applicable, represented by such Stockholder Certificates.

(h) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded to the nearest whole PubCo Ordinary Share, without payment in lieu of such fractional shares.

Section 2.7 Company Option Letter of Transmittal. Prior to the Initial Merger Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Option holder, a letter of transmittal which shall specify that the delivery of Assumed Options in accordance with the Payment Spreadsheet shall be effected in exchange for the Company Options respectively upon the Initial Merger Effective Time. PubCo or Exchange Agent, as applicable, shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options are being converted into Assumed Options in accordance with Section 2.2(g)(iii) without further obligation on the part of PubCo and that the holder of such Company Options has no further rights or claims to any further equity in the Company other than such conversion. Prior to sending such letter of transmittal and notice and acknowledgment, PubCo shall provide drafts to SPAC for its review and consult with SPAC as to the form and substance of such materials in good faith. PubCo shall use commercially reasonable efforts to request duly executed copies of all such acknowledgments prior to the Initial Merger Effective Time.

Section 2.8 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BVI Act, Company Shares that are outstanding immediately prior to the Initial Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Initial Merger nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 179 of the BVI Act and otherwise complied with all of the provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Shares” ) shall not be converted into, and any such Company Shareholder shall have no right to receive, any Stockholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Shares). Any Company Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Shares pursuant to section 179 of the BVI Act shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 179 of the BVI Act.

(b) Prior to the Initial Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to section 179 of the BVI Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 179 of the BVI Act. Subject to the requirements of the BVI Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 179 of the BVI Act.

Section 2.9 Withholding. Each of PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 or their agent, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. Without limiting the foregoing, PubCo may give effect to withholding hereunder by withholding any consideration issued in the form of PubCo Ordinary Shares or other consideration issued in kind, and then selling such portion of such PubCo Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are so withheld by PubCo, the Surviving Corporation, SPAC, Merger Sub 1 or Merger Sub 2 or their agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10 Forfeiture of Sponsor and Company Shareholder Escrowed Shares.

(a) Upon and subject to the Closing, PubCo and its transfer agent (or, if such Person shall not agree to serve as escrow agent, such other bank or trust company as shall be appointed by PubCo and reasonably satisfactory to PubCo and SPAC), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Closing Date, in form and substance reasonably satisfactory to PubCo and SPAC (the “Escrow Agreement”), pursuant to which PubCo shall cause to be delivered to the Escrow Agent on the Closing Date a portion of the PubCo Ordinary Shares issuable at the Closing equal to 25% of the Aggregate Base Shares of which as follows: (x) 5.7% shall be Sponsor’s Founder Shares (as defined in the Sponsor Support Agreement) that are not Earn-Out Shares (as defined in the Sponsor Support Agreement), which shall be set aside in one escrow account (the “Sponsor Escrow Account”), and (y) 94.3% shall be Merger Consideration Shares receivable by the Company Shareholders (excluding holders of Series X Preference Shares) the in accordance with Section 2.2(g)(i)(escrowed in accordance with the ratio among such Company Shareholders set forth in the Payment Spreadsheet (the “Internal Company Shareholder Ratio”; the ratio of shares owned by Sponsor to the shares owned by such Company Shareholders, the “Sponsor to CS Ratio”, and together with the Internal Company Shareholder Ratio, the “Forfeiture Ratios”)), which shall be set aside in separate escrow accounts for each such Company Shareholder (the “Company Shareholder Escrow Accounts”, and together with the Sponsor Escrow Account, the “Forfeiture Escrow Accounts”). The PubCo Ordinary Shares delivered into such respective Forfeiture Escrow Accounts, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in each case, as long as they remain in the applicable Forfeiture Escrow Account, shall be referred to as the “Forfeiture Escrow Shares”, and shall be held in escrow for the duration of the Adjustment Period and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(b) The share certificates representing the Forfeiture Escrow Shares shall contain a legend relating to transfer restrictions imposed by this Section 2.10 and the Escrow Agreement and the risk of forfeiture associated therewith (or with respect to book entry shares, PubCo’s transfer agent shall make a notation in its records that the shares are subject to such legend and forfeiture). PubCo will cause Escrow Agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, after receipt of written notice of a Release Event with respect to the Forfeiture Escrow Shares. Until and unless any Forfeiture Escrow Shares are forfeited in accordance with Section 2.10(c) below, each of Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares), as applicable, shall be deemed to be the owner of such Sponsor’s or Company Shareholders’ relative pro rata share (as between themselves) of the Forfeiture Escrow Shares (based on the applicable Forfeiture Ratios) during the time such Forfeiture Escrow Shares are held in the Forfeiture Escrow Accounts, subject to the retention of any dividends, distributions and other earnings thereon in the Forfeiture Escrow Accounts until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each of Sponsor and the Company Shareholders shall also have the right to vote such Sponsor’s or Company Shareholders’ relative pro rata share (as between themselves) of the Forfeiture Escrow Shares (based on the applicable Forfeiture Ratios) during the time held in the Forfeiture Escrow Accounts as Forfeiture Escrow Shares.

(c) At the end of the Adjustment Period:

(i) if the Adjustment Period VWAP is less than $10.00 per PubCo Class A Ordinary Share (such event, a “Forfeiture Event”), an aggregate number of Forfeiture Escrow Shares, as calculated in Section 2.10(d) below (the “Aggregate Forfeiture Shares”), shall be forfeited (in accordance with the applicable Forfeiture Ratios) by the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) and promptly (but in any event within three 3 Business Days) following the last day of the Adjustment Period, (x) such Aggregate Forfeiture Shares shall be cancelled in accordance with Section 2.10(e), and (y) any balance in the Forfeiture Escrow Accounts in excess of the Aggregate Forfeiture Shares (if any) shall be promptly released to the Sponsor and such Company Shareholders from their respective Forfeiture Escrow Accounts in accordance with their applicable Forfeiture Ratios; or

(ii) if the Adjustment Period VWAP is equal to or more than $10.00 per PubCo Class A Ordinary Share (such event, a “Release Event”), then promptly (but in any event within three 3 Business Days) following the last day of the Adjustment Period, the entire contents of their respective Forfeiture Escrow Accounts shall be promptly released by the Escrow Agent to the Sponsor and such Company Shareholders (respectively).

(d) For purposes hereof, if a Forfeiture Event occurs, the number of Aggregate Forfeiture Shares shall be calculated by multiplying (i) the Aggregate Base Shares by (ii) a fraction, (A) the numerator of which is the remainder of $10.00 minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP, provided that in the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation shall be deemed to be $8.00 (i.e., in no event shall the Aggregate Forfeiture Shares exceed 25% of the Aggregate Base Shares).

(e) In the event of a Forfeiture Event, the Sponsor and PubCo will promptly provide joint written instructions to the Escrow Agent to release and surrender the Aggregate Forfeiture Shares to PubCo for cancellation in exchange for no consideration. PubCo shall retire and cancel (and shall direct its transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto) any Aggregate Forfeiture Shares distributed to PubCo from the Forfeiture Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Aggregate Forfeiture Shares.

(f)   Any disbursement from the Forfeiture Escrow Accounts to PubCo in accordance with Section 2.10(e) shall be allocated among the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) in accordance with the applicable Forfeiture Ratios. Unless otherwise required by Law, all distributions made from the Forfeiture Escrow Account shall be treated by the Parties as an adjustment to the Merger Consideration received by the Sponsor and such Company Shareholders pursuant to Article II hereof.

Section 2.11 Earnout.

(a) After the Adjustment Period, to the extent that a Forfeiture Event has occurred and after giving effect to the forfeiture of the Aggregate Forfeiture Shares, the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) shall have the right to receive an aggregate of PubCo Class A Ordinary Shares equal to the Aggregate Forfeiture Shares that have been forfeited (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) in accordance with the applicable Forfeiture Ratios (the “Earnout Shares”) based on the performance of the PubCo Class A Ordinary Shares during the five (5) year period after the Closing Date (the “Earnout Period”) as determined pursuant to Section 2.11(a).

(b) PubCo shall issue and the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) shall have the right to receive their respective portions of the Earnout Shares in accordance with their applicable Forfeiture Ratios if the closing price of the PubCo Class A Ordinary Shares (or any common or ordinary equity security that is the successor to the PubCo Class A Ordinary Shares (together with the PubCo Class A Ordinary Shares, the “Public Ordinary Shares”)) on the principal exchange or securities market on which such securities are then listed or quoted is at or above $15.00 (the “Price Threshold”) for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period at any time during the Earnout Period (such event, an “Earnout Event”). Such issuance shall be made promptly (and in any event no later than the third (3rd) Business Day) following the Earnout Event, and PubCo shall or shall cause its transfer agent to provide evidence of such issuance to Sponsor and each such Company Shareholder promptly thereafter.

(c) During the Earnout Period, PubCo’s chief financial officer or controller will monitor the closing price of the Public Ordinary Shares on the principal securities exchange or securities market on which the Purchaser Common Stock is then traded, and PubCo shall notify Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) in writing promptly following an Earnout Event.

(d) The Price Threshold and the applicable number of Earnout Shares released for each applicable Earnout Event (or Early Issuance Event, as applicable) shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Public Ordinary Shares after the Closing. Additionally, the Price Threshold shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by PubCo (or any successor public company) to the holders of Public Ordinary Shares, on a per share basis, as an extraordinary dividend or distribution following the Closing.

(e) All of the Earnout Shares will be issued pro rata to the Sponsor and the Company Shareholders (other than the holders of Company Series X Preference Shares) in accordance with their applicable Forfeiture Ratios in the event of an Early Issuance Event, effective immediately prior to the consummation of such Early Issuance Event.

(f) No Earnout Shares issuable pursuant to this Section 2.11, if any, shall be released to any Company Shareholder who is required to file notification pursuant to the HSR Act or under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated (provided, that any such Company Shareholder has notified PubCo of such required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith following reasonable advance notice from PubCo of the reasonably anticipated issuance of Earnout Shares).

(g) An “Early Issuance Event” means any of the following:

(i) if PubCo is merged, consolidated or reorganized with or into another Person (a “Purchaser”) except for any such merger or consolidation in which the shares of PubCo Class A Ordinary Shares and the PubCo Class B Ordinary Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of the surviving or resulting corporation;

(ii) PubCo and/or its subsidiaries sell, lease, assign, transfer, license or otherwise dispose of, in one or a series of related transactions, all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of PubCo if substantially all of the assets of PubCo and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of PubCo;

(iii) a Schedule 13D or Schedule 13G report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Public Ordinary Shares that represents more than 50% of the voting power of PubCo;

(iv)   during any period beginning immediately after the Closing, the Initial Directors cease to constitute at least a majority of the PubCo Board (for purposes hereof, the term “Initial Directors” means the directors who were elected to the PubCo Board at the Closing in accordance with Section 6.4(a));

(v) if PubCo shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act 1934 or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; or

(vi)   if PubCo Ordinary Shares or other Public Ordinary Shares shall cease to be listed on a national securities exchange.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 11.9).

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Nettar Company, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) Section 3.2(b) of the Company Disclosure Letter lists all Convertible Notes outstanding as of the date of this Agreement. The Convertible Notes Conversion shall occur automatically immediately prior to the Initial Merger Effective Time and conditioned on the consummation of the Mergers pursuant to the terms of the Convertible Notes, the Stockholder Support Agreement, and the Company Governing Documents, and at that time there shall no longer be any Convertible Notes outstanding. As of the date of this Agreement, the aggregate principal amount of the outstanding under the Convertible Notes is $56,587,000.

(c) As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and has issued is:

(i) 20,000,000 Company Ordinary Shares, 5,071,904 of which are issued;

(ii) 11,240,398 Company Preference Shares, 6,645,220 of which are issued, and:

(1) 4,723,330 Company Series A Preference Shares, 2,547,330 of which are issued;

(2) 3,117,915 Company Series B Preference Shares, 1,392,131 of which are issued;

(3) 899,153 Company Series B-1 Preference Shares, 672,524 of which are issued; and

(4) 2,500,000 Company Series X Preference Shares, 2,033,230 of which are issued.

(d) As of the date of this Agreement the only warrant to purchase Company capital stock outstanding is the Company Warrant to purchase 4,823,594 Company Preference Shares.

(e) All Company Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(f)   As of the date of this Agreement, the Company has reserved (i) 2,163,647 Company Ordinary Shares for issuance upon exercise of the Company Options, and (ii) 4,128,413 Preference Shares for issuance upon exercise of the Company Warrant.

(g) The Initial Merger and the other Transactions do not constitute a “Deemed Liquidation Event” (as such term is defined in the Company Memorandum), and other than the Company Written Consent, there is no consent required of the holders of any class or series of Company Shares or other Company Shareholders. In connection with the consummation of the Initial Merger, as contemplated by the Company Articles and the Shareholder Support Agreement, all Company Preference Shares will automatically, and without any further action on the part of any Person, convert into Merger Consideration based on the same exchange ratio as the Company Exchange Ratio applied to the Company Ordinary Shares in accordance with Section 2.2(g)(i), and in accordance with the Company Governing Documents.

(h) Except as set forth the Company Disclosure Letter and for (i) the conversion privileges of the Company Preference Shares, (ii) the Company Options to purchase Company Ordinary Shares outstanding under the Company ESOP, (iii) the Company Warrant and (iv) the Convertible Notes, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares. Except as set forth on Section 3.2(h) of the Company Disclosure Letter, the Company Governing Documents, the Voting Agreement, and the IRA, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters entered into in the ordinary course of business.

(i) The Company has made available to SPAC prior to the date of this Agreement the Company Option ledger dated as of June 29, 2021, which reflects all granted (or approved by the Company Board but not yet granted) Company Options and lists the vesting schedules therefor as of such date.

(j) Except as set forth in Section 3.2(j) of the Company Disclosure Letter, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except for the Series X Preference Shares, the Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Shares.

(k) The only Company Shares that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the Initial Merger. Following the Initial Merger Effective Time, each Company Option and Company Warrant outstanding immediately prior to the Initial Merger Effective Time, whether vested or unvested, shall have automatically and without any required action on the part of the Company, SPAC or any holder or beneficiary thereof, been converted into Assumed Options or Assumed Company Warrant in accordance with Section 2.2(g)(iii) or Section 2.2(g)(iv), respectively.

Section 3.3 Due Authorization. All corporate action on the part of each of the Nettar Companies and their respective directors, officers and shareholders and holders of Convertible Notes necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to SPAC the consolidated statement of financial position of the Nettar Companies as of December 31, 2019 and December 31, 2020, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto and the report of Ernst & Young Global (collectively, the “Company Audited Financial Statements”, and together with the (to the extent required in accordance with Section 6.8(a)) Q1 Financial Statements, Q2 Financial Statements and (to the extent required in accordance with Section 6.8(c)) Q3 Financial Statements (each as defined below), following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements including any related notes are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Nettar Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, subject to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect and the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the Nettar Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Nettar Companies) is made known to the management of the Company by others within any of the Nettar Companies and are effective in recording, processing, summarizing and reporting financial data. The Nettar Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2018, neither the Company nor, to the knowledge of the Company, any Representative of any of the Nettar Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Nettar Companies with respect to the Company Financial Statements or the internal accounting controls of any of the Nettar Companies, including any written complaint, allegation, assertion or claim that any of the Nettar Companies has engaged in questionable accounting or auditing practices. Since December 31, 2018, no attorney representing any of the Nettar Companies, whether or not employed by any of the Nettar Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Nettar Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the Nettar Companies.

(d) Since December 31, 2018, none of the Nettar Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Nettar Companies prepared in accordance with IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

(e) The financial projections provided by the Company and included in the “Investor Presentation” dated June 2021 which was provided to the PIPE Investors were prepared in good faith using assumptions that the Company believes as of the date hereof to be reasonable.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any Nettar Company is a party, by which any Nettar Company is bound or to which any Nettar Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the Nettar Companies of $1,000,000 or more;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $500,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold interest (“Real Property Lease”);

(iv)   any IP Licenses required to be listed on Section 3.6(f) of the Company Disclosure Letter;

(v) the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products;

(vi)   Contracts with any Governmental Authority;

(vii) Contracts which (A) remain in effect immediately following the Closing and limit the right of any Nettar Company to engage in any line of business or in any geographic area, or to Develop, manufacture, produce, assemble, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive license of material Intellectual Property to any Person that is not a Nettar Company or (C) involve any joint, collaborative or other Development or contribution of any material Intellectual Property by any Nettar Company;

(viii) Contracts between (A) on the one hand, any of the Nettar Companies, and (B) on the other hand, any Company Shareholder, including all Side Letters;

(ix)   Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Contracts to which any of the Nettar Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Nettar Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Contract to which any of the Nettar Companies is or will be a party or by which its assets are bound.

(d) Since December 31, 2018, none of the Nettar Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel expenses.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Side Letters.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property which is Registered IP, in each case, (x) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (y) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in”, ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges, in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the Owned Intellectual Property, or to which any of the Nettar Companies is a party with respect to any Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the Nettar Companies.

(d) The Nettar Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) duly license or otherwise possess the right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the Nettar Companies in the operation of or in connection with the business, including the Licensed Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Nettar Companies as conducted prior to the Closing. The Nettar Companies have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the Nettar Companies, including with respect to the validity and enforceability thereof. To the knowledge of the Company, except as described in Section 3.6(d) of the Company Disclosure Letter, none of the Nettar Companies is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Owned Intellectual Property. The Owned Intellectual Property is not subject to joint ownership by any third party.

(e) All of the Owned Intellectual Property that is material to the business of the Nettar Companies, including any and all registrations, issuances and applications thereof, is enforceable, subsisting, and, to the Company’s knowledge, valid, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Nettar Companies, and all filings related thereto have been duly made. The Nettar Companies have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any such Owned Intellectual Property.

(f)  Section 3.6(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts (i) pursuant to which the Nettar Companies use any Licensed Intellectual Property (other than licenses for unmodified, commercially available Software or IT Systems with aggregate annual license, maintenance or services fees of less than $500,000) or (ii) pursuant to which the Nettar Companies have granted to a third party any right in or to any Intellectual Property (excluding agreements entered into in the Ordinary Course of Business with customers) (collectively, the “IP Licenses”). Prior to the date of this Agreement, SPAC either has been supplied with, or has been given access to, a true, correct and complete (A) copy of each written IP License, and (B) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. None of the Nettar Companies or, to the knowledge of the Company, any other party thereto is in material breach, violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Nettar Companies or, to the knowledge of the Company, the other parties thereto under any IP License. The Nettar Companies are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract which, if executed prior to the date of this Agreement, would be an IP License and the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The Nettar Companies have not received any written notice or written threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g) To the Company’s knowledge, neither the operation and conduct of the business of the Nettar Companies (including Company Products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or since January 1, 2018, infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Mergers will not cause the operation and conduct of the business of the Nettar Companies, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person in any material respect. Since January 1, 2018, none of the Nettar Companies has received in writing any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or suit based on: (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the Nettar Companies has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened in writing infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the Company Intellectual Property. The Nettar Companies have taken reasonable security measures to protect the confidentiality of all Confidential Information owned by the Nettar Companies or used by the Nettar Companies in their business. To the knowledge of the Company, no Person has in the past or is currently infringing, violating, interfering with, misappropriating or unlawfully using any Owned Intellectual Property or any rights of the Nettar Companies in any Licensed Intellectual Property.

(h) Except as described in Section 3.6(h)(1) of the Company Disclosure Letter, the Company Intellectual Property is sufficient for the Surviving Corporation and its Affiliates to carry on the business in all material respects from and after the Initial Merger as presently carried on by Nettar Companies, consistent with past practice. To the knowledge of the Company, except as described in Section 3.6(h)(2) of the Company Disclosure Letter, upon the Closing, the Nettar Companies will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the Nettar Companies enjoyed immediately prior to the Closing.

(i) The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown or failure, (iii) are free from any material defects, and (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use.

(j) Except as set forth on Section 3.6(j) of the Company Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property, or (iii) grants, or purports to grant, to any Person, any Intellectual Property, including any patent license or non-assertion covenant. Each of the Nettar Companies has complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the Nettar Companies, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(k) Except as set forth on Section 3.6(k) of the Company Disclosure Letter, since January 1, 2020, to the Company’s knowledge no Computer Security Incident has occurred, involving any of the Nettar Companies or any of their assets, rights or properties that was required to be reported under applicable Privacy Laws. The Nettar Companies implement, and have implemented, maintain and comply with technologies, policies and procedures designed to prevent Computer Security Incidents. The Nettar Companies implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(l) Section 3.6(l) of the Company Disclosure Letter identifies all current privacy policies regarding the Processing of Personal Information by or on behalf of the Nettar Companies (“Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to SPAC.

(m)   The Nettar Companies have not received any written notices, allegations or complaints from any Governmental Authority or any other Person with respect to any Data Security Incidents, nor have they received any written claims for compensation under Privacy Laws from data subjects or any other Person. To the knowledge of the Company, the Nettar Companies have (i) obtained valid consent where necessary from data subjects and has provided data subjects with privacy notices as required under applicable Privacy Laws and (ii) complied in all material respects with the terms of any Privacy Laws and Contract by which any Nettar Companies are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(n) No Actions are pending or, to the knowledge of the Company, threatened against any of the Nettar Companies relating to the Processing of Personal Information. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Nettar Companies have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors and other Persons whose relationship with the Nettar Companies involves the relevant service provider, vendor or other Person Processing any Personal Information on behalf of the Nettar Companies and, where required, such agreements comply with Privacy Laws applicable to the Nettar Companies.

(o) The Nettar Companies have taken all commercially reasonable actions to maintain and protect the confidentiality of all Confidential Information constituting Company Intellectual Property, including those used in connection with the business of the Nettar Companies. To the knowledge of the Company, (i) there has been no misappropriation of any Confidential Information of the Nettar Companies, including those used in connection with the business of the Nettar Companies by any Person, (ii) no employee, agent or other Contract Worker of the Nettar Companies has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the Nettar Companies, and (iii) no employee, agent or other Contract Worker of the Nettar Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of each Intellectual Property as a result of their performance of their duties for the Nettar Companies.

(p) Each current and former employee of the Nettar Companies who works or worked in connection with any part of the business of the Nettar Companies, and each current and former Contract Worker who provides or provided services to the Nettar Companies, in each case, that was or is involved in the Development of any material Intellectual Property has executed a valid and binding written agreement expressly assigning to the Nettar Companies all right, title and interest in and to all Intellectual Property Developed during the term of such employee’s employment or such Contract Worker’s work for the Nettar Companies, except to the extent that the Nettar Companies have acquired rights to such Intellectual Property by operation of Law, and has waived all moral rights therein to the extent applicable and legally permissible.

Section 3.7 Title to Properties and Assets; Liens. Except as set forth in Section 3.7 of the Company Disclosure Letter, each of the Nettar Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights it leases, each of the Nettar Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Nettar Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Nettar Companies, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Nettar Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Real Property.

(a) None of the Nettar Companies own, or has ever owned, any real property.

(b) No Nettar Company is in default under the Real Property Leases, and there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.8(b) of the Company Disclosure Letter, there are no disputes, or forbearance programs in effect as to any such Real Property Lease.

(c) All buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(d) Each Nettar Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable Nettar Company that is the lessee, or lessor, enforceable against such Nettar Company in accordance with its terms.

(e) To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. No notice of such a proposed condemnation has been received by any Nettar Company.

(f) Each Nettar Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

Section 3.9 Environmental Matters.

(a) Except as set forth in Section 3.9 of the Company Disclosure Letter:

(i) (A) since January 1, 2020, each Nettar Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (B) the Leased Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Nettar Company is responsible for such compliance;

(ii) each Nettar Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Nettar Company have been made available to Purchaser;

(iii) no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Nettar Company on, in, under, or from the Leased Real Property except in compliance with all Environmental Laws and Environmental Permits;

(iv) to the Company’s knowledge, there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on any Leased Real Property for which any Nettar Company is responsible, except in compliance with all Environmental Laws and Environmental Permits;

(v) no Nettar Company has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(vi)   there are no acts by any Nettar Company that have given rise to any material liability under Environmental Laws;

(vii) No Nettar Company has received written notice that any Hazardous Materials generated by any Nettar Company or any of their respective predecessors have been disposed of or come to rest at any site that has been included in any published priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party that has not been fully cured or resolved;

(viii) no Nettar Company nor, to the Company’s knowledge, any of their respective predecessors has filed any notice under any Law reporting a release of a Hazardous Material into the environment that has not been fully cured or resolved;

(ix)   no Nettar Company has received any written notice, order, directive, claim or demand from any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (B) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved;

(x) the Company has made available to SPAC all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company, or any Nettar Company within the last ten (10) years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Nettar Company at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Company or any Nettar Company or any environmental consultant engaged by either of them within the past five (5) years; and

(xi)   the Leased Real Property is not subject to any Lien for which any Nettar Companies is responsible securing the costs of any Remedial Action arising under Environmental Laws.

Section 3.10 Compliance with Other Instruments. None of the Nettar Companies is in material violation of any term of its Governing Documents. None of the Nettar Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for obtaining the Company Written Consent, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Nettar Companies is a party or by which any of the Nettar Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Each of the Nettar Companies is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with all applicable Laws, except where such failure to comply has not had, or would not reasonably be expected to be, individually or in the aggregate, material to the Nettar Companies. For the past three (3) years, none of the Nettar Companies has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Absence of Changes. Since the date of the most recent Company Audited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Nettar Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and transactions in connection with Company Shares, Convertible Notes, the Company Warrant and related agreements and indebtedness, the terms of which have been made available to SPAC); and (c) none of the Nettar Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than any of the other Nettar Companies other than non-exclusive licenses in the Ordinary Course.

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the Nettar Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Nettar Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Nettar Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Nettar Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Nettar Companies currently pending or which any of the Nettar Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Insurance. Each of the Nettar Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are deemed by the Company reasonable for the businesses of the Nettar Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Nettar Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.15 Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Nettar Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Initial Merger Filing Documents and any other filings or notices required for the consummation of the Initial Merger, (ii) the Regulatory Approvals, and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.16 Permits. Each of the Nettar Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Nettar Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by the Mergers, this Agreement and the Ancillary Agreements, (a) none of the Nettar Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Nettar Companies has entered into any agreements with respect to the voting of Company Shares.

Section 3.18 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Nettar Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Nettar Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the Nettar Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Nettar Companies, nor is any of the Nettar Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Nettar Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Nettar Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Nettar Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Nettar Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

Section 3.20 Labor Agreements and Actions; Employee Compensation.

(a) None of the Nettar Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees of any of the Nettar Companies. There is no strike or other labor dispute involving any of the Nettar Companies pending, or to the Company’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the Nettar Companies.

(b) To the Company’s knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the Nettar Companies, nor does any of the Nettar Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Nettar Companies is currently providing full-time services to the conduct of the business of each of the Nettar Companies. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Company Disclosure Letter, the employment of each officer and employee of each of the Nettar Companies is terminable at the will of each of the Nettar Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(d) Except as expressly set forth in the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Nettar Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e) With respect to all current and former Persons who have performed services for or on behalf of any of the Nettar Companies, each of the Nettar Companies is in compliance, and during the past three (3) years) has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f)   The Nettar Companies have for the past three (3) years properly classified for all purposes (including for Tax purposes, for Fair Labor Standards Act (“FLSA”) exemption purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or independent contractors who have performed services for or on behalf of any of the Nettar Companies and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable Nettar Company in accordance with such classifications.

(g) Set forth on Section 3.20(g) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each Nettar Company, of all their employees including for each such employee his or her (i) name; (ii) job title; (iii) location; (iv) status as a full-time or part-time employee; (v) base salary or wage rate; (vi) 2020 bonus; and (vii) 2021 bonus opportunity. Section 3.20(g) of the Company Disclosure Letter also lists, as of the date of this Agreement, each employee of each of the Nettar Companies who is not actively at work for any reason other than vacation, and the reason for such absence.

(h) Set forth on Section 3.20(h) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Nettar Company, of all individuals who perform services for any of the Nettar Companies as (i) an independent contractor, (ii) a leased employee, (iii) an unpaid intern, including for each such individual his or her name, services performed, and rate of compensation (if any), and (iv) location at which such individual performs services for such Nettar Company.

(i) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any employee or group of employees. To the knowledge of the Company there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

Section 3.21 Employee Benefit Plans.

(a) The Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the Nettar Companies, or to which any of the Nettar Companies contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the Nettar Companies or their spouses, beneficiaries or dependents, or with respect to which any of the Nettar Companies has or may have any liability, contingent or otherwise. No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the Nettar Companies. None of the Nettar Companies has communicated to present or former employees of any of the Nettar Companies, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, and each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law except as would not result in material liability to the Nettar Companies.

(d) Except as set forth in Section 3.21 of the Company disclosure Letter, no Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the Nettar Companies (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e) To the knowledge of the Company, no event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the Nettar Companies which could subject any Company Benefit Plan, any of the Nettar Companies, PubCo, SPAC or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability for a breach of fiduciary duty, a non-exempt “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code, or which could result in the imposition of a Lien on the assets of any of the Nettar Companies.

(f) None of the Nettar Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under (i) a pension plan that is subject to Title IV of ERISA or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA), in each case, at any time within the previous six (6) years. None of the Nettar Companies nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA within the previous six (6) years that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and none of the Nettar Companies has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(g) Except as would not result in material liability therefor, with respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.  To the knowledge of the Company, no Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h) To the knowledge of the Company and except as would not result in material liability therefor, no event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the Nettar Companies (other than the Company or one of its Subsidiaries) which could subject any of the Nettar Companies, PubCo, SPAC or any of their employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability, including liability under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, or which could result in the imposition of a Lien on the assets of any of the Nettar Companies.

(i) Except as set forth in Section 3.21 of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the Nettar Companies to any severance pay or any other compensation payable by any of the Nettar Companies, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the Nettar Companies, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance, in all material respects, with Section 409A of the Code and all regulations and other applicable regulatory guidance (including notices and rulings) thereunder.

(k) None of the Nettar Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the Nettar Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l) The Nettar Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) is in compliance, in all material respects, with the Patient Protection and Affordable Care Act, P.L. 111-148 and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended and the regulations and other applicable regulatory guidance issued thereunder (collectively, the “Healthcare Reform Laws”). To the knowledge of the Company, no event has occurred and no condition or circumstance exists that could subject any of the Nettar Companies or any Company Health Plan to material penalties, fines or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

Section 3.22 Tax Matters. Each of the Nettar Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Nettar Companies has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Nettar Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Nettar Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Nettar Companies has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. None of the Nettar Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. None of the Nettar Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. It is the present intention of the Company to cause the SPAC to use its cash to make one or more loans to the Surviving Corporation or its affiliates or otherwise transfer cash to the Surviving Corporation or its affiliates for use in a trade or business as provided in Section 8.4(a) of this Agreement. The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions.

Section 3.23 Books and Records. The minute books of each of the Nettar Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the Nettar Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Nettar Companies.

Section 3.24 Foreign Corrupt Practices Act. None of the Nettar Companies or their respective Affiliates, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, distributors, resellers, or other third parties have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Nettar Companies to obtain or retain business for, or direct business to any of the Nettar Companies. None of the Nettar Companies nor any of their respective directors, officers, employees or agents, distributors, resellers, or other third parties, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Nettar Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Nettar Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

Section 3.25 Anti-Money Laundering. The operations of each of the Nettar Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Nettar Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Nettar Companies, and, no Action by or before any Governmental Authority involving any of the Nettar Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26 Sanctions. None of any of the Nettar Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, none of the Nettar Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.27 Export Controls. The Nettar Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the Nettar Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.28 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Nettar Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Nettar Companies is subject, party or otherwise bound.

Section 3.29 Proxy/Registration Statement and Consent Solicitation Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent Solicitation Statement, any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 3.30  Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve and adopt this Agreement, the Mergers and the other Transactions and execute the Company Written Consent.

Section 3.31 No Additional Representations or Warranties. Except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any of its Affiliates, nor any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Shares, and except as provided in Article IV or in the case of intentional fraud, SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Nettar Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of PubCo or the Nettar Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary in this Agreement, including Section 4.4 and Section 4.13, no representation or warranty is made as to the accounting treatment of Acquiror’s issued and outstanding warrants, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 11.9).

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 240,000,000 shares of SPAC Class A Common Stock, 25,600,000 of which are issued and outstanding, (ii) 30,000,000 shares of SPAC Class B Common Stock, 6,250,000 of which are issued and outstanding and (iii) 1,000,000 shares of SPAC Preferred Stock, none of which are issued and outstanding.

(b) All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Charter.

(c) Except for (i) the conversion privileges of the SPAC Class B Common Stock, (ii) the Amended and Restated Forward Purchase Contract, (iii) the Private Units Purchase Agreement and (iv) SPAC Warrants to purchase 8,533,333 shares of SPAC Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth on Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the SPAC Merger Effective Time in accordance with the provisions the SPAC Governing Documents.

(d) SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e) The only shares of capital stock of SPAC that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the SPAC Merger.

(f)   Other than the SPAC Warrants and the Forward Purchase Contract, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(g) Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3 Due Authorization. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the filing of the SPAC Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of SPAC, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or Merger Sub with respect to the SPAC Financial Statements or the internal accounting controls of SPAC or Merger Sub, including any written complaint, allegation, assertion or claim that SPAC or Merger Sub has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter.

Section 4.5 Compliance with Other Instruments. SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the filing of the SPAC Merger Certificate and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6 Absence of Changes. (a) Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. (b) Since the date of the most recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.8 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Certificate and any other filings or notices required for the consummation of the SPAC Merger, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

Section 4.9 Brokers or Finders; Transaction Expenses. Except as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10 Tax. SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.11 Takeover Statutes and Charter Provisions. SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the SPAC Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the SPAC Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.12 Proxy/Registration Statement and Consent Solicitation Statement. The information supplied by SPAC for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent Solicitation Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

Section 4.13 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings” ). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.14 Trust Account. As of the date of this Agreement, SPAC has at least $250,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 28, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the Effective Time) pursuant to the SPAC Governing Documents, (ii) Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the SPAC SEC Filings and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Stockholder may make against SPAC against assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

Section 4.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.17 Nasdaq Quotation. As of the date of this Agreement, SPAC Class A Common Stock, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “CFV”, “CFFVW” and “CFFVU” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or the SPAC Warrants or terminate the listing of SPAC Class A Common Stock, SPAC Warrants and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.18 Board Approval. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposal.

Section 4.19 PIPE Investment. As of the date of this Agreement, other than the PIPE Subscription Agreements, this Agreement and the Ancillary Agreements (with respect to Sponsor and SPAC), there are no other agreements, side letters, or arrangements between SPAC or Sponsor, on one side, or any PIPE Investor and/or any other Person, on the other side, relating to any PIPE Subscription Agreement, the transactions contemplated thereby, or any investment by any PIPE Investor in SPAC, PubCo or the Company, including any agreements, side letters, or other arrangements.

Section 4.20 No Additional Representations or Warranties. Except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and except as provided in Article III or in the case of intentional fraud, the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or its or their respective Representatives, with respect to the any of the Nettar Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, any of the Nettar Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Nettar Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Nettar Companies and the Transactions. Except as provided in Article III, or in the case of intentional fraud, is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article V

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Merger Sub 1 and Merger Sub 2 hereby jointly and severally represent and warrant to SPAC, the following:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands or the DGCL, as applicable. Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The PubCo Governing Documents is in full force and effect.

Section 5.2 Capitalization and Voting Rights.

(a) Capitalization. The authorized shares of PubCo consists of 50,000 PubCo Ordinary Shares, of which one PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding as of the date of this Agreement. The authorized shares of Merger Sub 1 consist of 50,000 Ordinary Shares of US$0.00001 par value each, of which one Ordinary Shares (the “Merger Sub 1 Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub 2 consists of one share (the “Merger Sub 2 Share”) which is issued and outstanding as of the date of this Agreement. The PubCo Share, the Merger Sub 1 Share and the Merger Sub 2 Share, and any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b) Except (i) as set forth in Section 5.2(a), including any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, (ii) the PIPE Subscription Agreements, and (iii) the Amended and Restated Forward Purchase Contract, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity to which any Acquisition Entity is a party.

(c) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub 1 and Merger Sub 2 and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3 Due Authorization. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents and the SPAC Merger Certificate. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.4 Compliance with Other Instruments. No Acquisition Entity is in violation of any term of its respective Governing Documents. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each of Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

Section 5.5 Absence of Changes. (a) Since the date of its incorporation there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, (b) since the date of its incorporation to the date of this Agreement, each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 5.6 Actions. (a) There are no Actions pending or, to the Company’s knowledge, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

Section 5.7 Brokers or Finders; Transaction Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

Section 5.8 Proxy/Registration Statement. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, the Consent Solicitation Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, and (iv) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9 Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by Agreement or the Ancillary Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.11 PubCo Incentive Equity Plan. Prior to the Closing Date, and subject to the approval of PubCo’s stockholders, the board of directors of PubCo shall approve and adopt an equity incentive plan in a form consistent with the form of equity plan customary for publicly traded companies, with an initial award pool of PubCo Class A Ordinary Shares equal to no more than ten percent (10%) of PubCo’s common stock outstanding as of immediately after the SPAC Merger Effective Time (rounded up to the nearest whole share), without an “evergreen” provision, and with other terms to be mutually agreed between the Company and SPAC (the “PubCo Incentive Equity Plan”). The Company ESOP shall be terminated as of the Closing Date, and no awards shall be granted under the Company ESOP on or after the Closing Date.

Section 5.12 PIPE Investment. PubCo has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by PubCo with the applicable PIPE Investors named therein as of the date of this Agreement, pursuant to which the PIPE Investors have committed to provide equity financing to PubCo solely for purposes of consummating the Transactions. As of the date of this Agreement, other than the PIPE Subscription Agreement, this Agreement and the Ancillary Agreements, there are no other agreements, side letters, or arrangements between PubCo or any Acquisition Entity and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to contribute to PubCo the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investor.

Section 5.13 Intended Tax Treatment. None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no plan or intention to liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

Section 5.14 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Article VI

COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

Section 6.1 Available Cash. If the amount of cash available to SPAC as of the Closing, including (i) the amount from the PIPE Investments and the Forward Purchase Amount to be funded into PubCo, plus the $20,332,300 amount funded into the Company in connection with the issuance of the Company Series X Preference Shares prior to the date of this Agreement (without regard for availability as of the Closing), (ii) the amount of cash available in the Trust Account after deducting the amount required to satisfy the SPAC Share Redemption Amount, and (iii) other amounts available to SPAC as of the Closing (including clauses (i), (ii) and (iii), the “Available Cash”) is reasonably expected to be less than $225,000,000 without regard to, for the avoidance of doubt, (x) any debt financing or other loans made by the Sponsor or its Affiliates to SPAC and (y) any SPAC Transaction Expenses (such amount, as calculated in accordance with the foregoing, the “Minimum Cash Amount”), then SPAC and PubCo and each of their respective Affiliates shall be entitled, and shall reasonably cooperate and coordinate with each other, to arrange for the purchase by third Persons of, additional shares of PubCo Class A Ordinary Shares at a price per share of not less than $10.00 (ten dollars) and on substantially the same terms as the PIPE Investments (including using subscription agreements in substantially the same form as the PIPE Subscription Agreements), in an aggregate amount such that the Available Cash is, at or immediately prior to the Closing, equal to at least the Minimum Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Cash including for purposes of Section 9.3(c),.

Section 6.2 PubCo Nasdaq or NYSE Listing. From the date of this Agreement through the Closing, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq or NYSE and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

Section 6.3   Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Nettar companies is a party; (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.3 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses or (vi) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), Company shall, and shall cause the other Nettar Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.3 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures; or (F) as consented to by SPAC in writing (which consent, except with respect to clauses (i) and (l) below, shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), the Company shall not, and shall cause the other Nettar Companies not to, and each Acquisition Entity shall not:

(a) change or amend the Governing Documents of any Nettar Company or any Acquisition Entity;

(b) make or declare any dividend or distribution to its stockholders or members, as applicable, of any Nettar Company or any Acquisition Entity or make any other distributions in respect of any of the Nettar Companies’ or any Acquisition Entity’s capital stock or equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a Nettar Company to such Nettar Company or another wholly-owned Subsidiary of such Nettar Company, (ii) repurchases of awards under the Company ESOP in the Ordinary Course in connection with any termination of employment or other services, and (iii) as required by the Company Governing Documents in connection with the Series X Preference Shares;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Nettar Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Nettar Company that remains a wholly-owned Subsidiary of such Nettar Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Nettar Company or any Acquisition Entity, except for (i) transactions between an Nettar Company and any wholly-owned Subsidiary of such Nettar Company, (ii) repurchases of awards under the Company ESOP in the Ordinary Course in connection with any termination of employment or other services, and (iii) as required by the Company Governing Documents with respect to the redemption rights of the Series X Preference Shares;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Nettar Companies or any Acquisition Entity, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Nettar Companies;

(f)   acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(j) (A) issue any additional interests of any Acquisition Entity or Nettar Company Interests or securities exercisable for or convertible into Nettar Company Interests or interests of any Acquisition Entity, other than (x) Company Ordinary Shares or Company Preference Shares in connection with any voluntary conversion of Company Preference Shares or Convertible Notes outstanding as of the date of this Agreement in accordance with their respective conversion terms, (y) Company Ordinary Shares issued upon vesting of any equity award or exercise or settlement of any vested option under the Company ESOP included in the number of Company Options outstanding as of the date of this Agreement and set forth in the option ledger made available to SPAC referenced in Section 3.2(i) or reserved for issuance, as applicable, as set forth in Section 3.2(f), or (z) Company Shares issued upon full or partial exercise of the Company Warrant; (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Nettar Company, except for options the grant of which has been approved by the Company Board but for which the related option grant agreement has not yet been entered into, and except for grants of options under the Company ESOP in the Ordinary Course not exceed 1,000,000 shares in the aggregate (including by amending the Company ESOP to increase the number of shares available thereunder) and with fair market value exercise prices such that upon such options becoming Assumed Options, pursuant to Section 2.2(g)(iii) of this Agreement, the Assumed Options shall have exercise prices per share equal to of the fair market value of such share at the time of grant, or (C) amend, modify or waive any of the terms or rights set forth in any Company Options or the Company Warrant, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(k) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Nettar Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Nettar Company or any Acquisition Entity;

(l) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(m)   incur, assume or guarantee any Indebtedness for borrowed money the principal amount of which does not exceed $5,000,000 in the aggregate;

(n) enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Nettar Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the ordinary course of the business of owning, operating, building and launching satellites and selling of imagery therefrom, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi), (vii)(only with respect to subclauses (B) or (C)), (viii) or (ix) of the Company Disclosure Letter;

(o) (i) limit the right of any Nettar Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) except in the ordinary course of the business of owning, operating, building and launching satellites and selling of imagery therefrom, grant any exclusive rights to any Person; or

(p) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.3.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and the Governing Documents of each Acquisition Entity, and all other Material Contracts to which any of the Nettar Companies may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within one (1) Business Day of the discovery of the actual, alleged, or potential violation.

Section 6.4 Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the PubCo Board, shall consist of no less than three (3) directors, who shall be designated in writing by the Company, and a majority of which must qualify as an “independent director” under stock exchange regulations applicable to PubCo, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the PubCo Governing Documents; and

(b) the officers of the Company holding such positions as set forth on Section 6.4(b) of the Company Disclosure Letter shall be appointed as the officers of PubCo, each such officer to hold office in accordance with the PubCo Governing Documents.

Section 6.5   D&O Indemnification and Insurance.

(a) From and after the Closing, PubCo and the Surviving Corporation shall jointly and severally indemnify and hold harmless each present and former director and officer of the Nettar Companies, SPAC and any Acquisition Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Nettar Companies, SPAC or such Acquisition Entity, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Nettar Companies, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, PubCo and the Surviving Corporation shall, and shall cause the other Nettar Companies to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Nettar Companies’ and each Acquisition Entity’s or SPAC’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable Nettar Companies, such Acquisition Entity or SPAC, respectively, in each case, as of the date of this Agreement; provided that all Governing Documents entered into or adopted as of the Initial Merger Effective Time or otherwise in connection with the Transactions and a copy of which has been provided to SPAC shall be deemed to satisfy such requirements, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, each of PubCo, the Surviving Corporation and SPAC shall (and the Surviving Corporation shall cause the other Nettar Companies to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Nettar Companies’ (true, correct and complete copies of which have been made available to SPAC and Company prior to the date of this Agreement or its Representatives, respectively), any Acquisition Entity’s or SPAC’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the Nettar Companies, any Acquisition Entity or SPAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Nettar Companies, such Acquisition Entity or SPAC, respectively, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of PubCo, the Surviving Corporation and SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Nettar Companies, PubCo and SPAC, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.5 shall be continued in respect of such claim until the final disposition thereof.

(c)  Notwithstanding anything contained in this Agreement to the contrary, this Section 6.5 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Corporation, the other Nettar Companies, SPAC and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that PubCo, the Surviving Corporation, any of the other Nettar Companies, SPAC or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, Surviving Corporation or SPAC, respectively, shall ensure (and PubCo, the Surviving Corporation and SPAC shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of PubCo, the Surviving Corporation, any of the other Nettar Companies or SPAC, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

(d)  The provisions of Section 6.5(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Corporation, SPAC and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.6  No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Nettar Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.7  Anti-Takeover Matters. The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Nettar Company would be or become subject, party or otherwise bound.

Section 6.8  Financials.

(a)  As soon as reasonably practicable and to the extent required for the Proxy/Registration Statement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Nettar Companies as of and for the three-month period ended March 31, 2021 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q1 Financial Statements”).

(b)  As soon as reasonably practicable and to the extent required for the Proxy/Registration Statement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Nettar Companies as of and for the three-month and six-month periods ended June 30, 2021 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q2 Financial Statements”).

(c)  As soon as reasonably practicable and to the extent required for the Proxy/Registration Statement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Nettar Companies as of and for the three-month and nine-month periods ended September 30, 2021 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”).

Section 6.9  PIPE Investments; Amended and Restated Forward Purchase Contract; Series X Agreements.

(a)  PubCo has delivered to SPAC a true, correct and complete copy of the Amended and Restated Forward Purchase Contract, including all amendments thereto, entered into by PubCo with Sponsor, pursuant to which Sponsor has committed to purchase the Forward Purchase Securities at the Closing for the aggregate amount of $10,000,000 (the “Forward Purchase Amount”).

(b)  Unless otherwise approved in writing by SPAC (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), PubCo shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. PubCo and the Company shall use their reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

(c)  The Company and PubCo shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist SPAC in their efforts to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein; provided, however, that neither PubCo nor the Company shall be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of the Company’s ordinary course legal fees in connection with such matters.

(d) Unless otherwise approved in writing by SPAC, the Company and PubCo shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under any of the Series X Agreements.

Section 6.10  Company Warrant. PubCo and Company shall, on terms to be approved in writing by SPAC (which approval shall not be unreasonably withheld, conditioned or delayed), enter into an assignment and assumption agreement pursuant to which the Company will assign to PubCo all of its rights, interests, and obligations in and under the Company Warrant. PubCo and the Company shall repay the “Loan” under the Loan Agreement (as defined in the Company Warrant) immediately following the Closing in accordance with the Loan Agreement.

Section 6.11 Shareholder Support Agreement

Section 6.12. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 2 of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the BVI Act and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Article VII

COVENANTS OF SPAC

Section 7.1  Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2  SPAC Nasdaq or NYSE Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq or NYSE.

Section 7.3  SPAC Conduct of Business.

(a)  Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the SPAC Disclosure Letter, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(i)  (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to do take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend its Organizational Documents;

(ii)  change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii)  (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Class A Common Stock (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(iv)  merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v)  (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi)  take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(vii)  enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC, or (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement in accordance with Section 6.1;

(viii)  incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (a) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (b) debt financing provided by Sponsor or any of its Affiliates to SPAC;

(ix)  (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(x)  (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(xi)  waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xii)  (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xiii)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiv)  liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xv)  enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3;

(xvi)  split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests; or

(xvii)  purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC.

(b)  During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 7.4  SPAC Public Filings. Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq or NYSE. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

Section 7.5  Amendment to the SPAC Warrant Agreement. PubCo and SPAC shall, on terms to be approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), (a) enter into an assignment, assumption and amendment agreement pursuant to which SPAC will assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement and (b) amend the SPAC Warrant Agreement (such amended agreement, the “Amended and Restated SPAC Warrant Agreement” ) to change all references to Warrants (as such term is defined therein) to Assumed SPAC Warrants (and all references to Class A Common Stock (as such term is defined therein) underlying such warrants to PubCo Class A Ordinary Shares), in accordance with Section 2.3(g)(iv). Certificates representing the SPAC Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 7.5; provided, however, that any holder of SPAC Warrants may at any time surrender to PubCo certificate(s) representing such SPAC Warrants and request replacement certificates representing the SPAC Warrants received in exchange therefor, which shall not affect the interest of any such warrant holders and shall only be adjusted as set forth in this Section 7.5. PubCo shall issue any such replacement certificates representing Assumed SPAC Warrants within ten Business Days of its receipt of a written request from the holder of a SPAC Warrant.

Section 7.6  PIPE Investments; Series X Agreements.

(a)  Unless otherwise approved in writing by PubCo (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. SPAC shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

(b)  SPAC shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist PubCo in its efforts to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein; provided, however, that SPAC shall not be required to incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s ordinary course legal fees in connection with such matters.

(c)  Unless otherwise approved in writing by the Company, SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under any of the Series X Agreements.

Article VIII

JOINT COVENANTS

Section 8.1  Regulatory Approvals; Other Filings.

(a)  Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Schedule 8.1(a) (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 8.1 and Section 8.3 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b)  With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)  The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 8.2  Preparation of Proxy/Registration Statement; Consent Solicitation Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals.

(a)  Proxy/Registration Statement.

(i)  As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon and SPAC and PubCo shall file with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholders Meeting”) (x) in connection with the registration under the Securities Act of the PubCo Ordinary Shares (including to the extent permitted under the Securities Act, any Earnout Shares issued under Section 2.11) and Assumed Warrants to be issued to all of the Company Shareholders and all of the SPAC Stockholders pursuant to this Agreement, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with SPAC Governing Documents to have their shares of SPAC Class A Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the SPAC Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (C) any other proposals as determined by SPAC and PubCo to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each such Party each shall use their commercially reasonable efforts to (1) cause the Proxy/ Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares and Assumed Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or NYSE, SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption.

(ii)  Any filing of, or amendment or supplement to, the Proxy/Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo and the Company will advise SPAC, and SPAC will advise PubCo and the Company, as applicable, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii)  If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Consent Solicitation Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K, SPAC shall promptly inform the Company and PubCo. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Consent Solicitation Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 8-K, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement or the Consent Solicitation Statement, describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders (in the case of the Proxy/Registration Statement) or to the Company Shareholders (in the case of the Consent Solicitation Statement).

(b)  SPAC Stockholders’ Approval.

(i)  Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholder Approval, or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the SPAC Stockholder Meeting, SPAC reasonably believes that conditions set forth in Section 9.3(c) would not be satisfied as of the Closing, provided, further, that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn on one occasion without the consent of the Company so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communication sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

(ii)  Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii)  Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Stockholder Approval, make a SPAC Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, provided, that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), SPAC may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Stockholders under applicable Law. An “Intervening Event” shall mean any Event that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the SPAC Stockholder Meeting, and (ii) does not relate to and exclude (A) any Business Combination Proposal, (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 8.1), and (C) any change in the price or trading volume of SPAC Common Stock. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy/Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholder Meeting shall not be affected by any SPAC Modification in Recommendation.

(iv)  Promptly following the execution of this Agreement, PubCo shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub 1 and Merger Sub 2.

(c)  Written Consent of Company Shareholders.

(i)  The Company shall (x) send the Consent Solicitation Statement and a copy of the Plan of Initial Merger to the Company Shareholders, and (y) seek the irrevocable written consent, in form and substance reasonably acceptable to SPAC, of the Key Company Shareholders in favor of the approval and adoption of this Agreement, the Initial Merger and the other Transactions (including as required under the BVI Act and the Company Governing Documents) (the “Company Written Consent”) as promptly as reasonably practicable, but in any event within five (5) Business Days after the Proxy/Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Key Company Shareholders, and to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Company Governing Documents, and the IRA and all Side Letters as applicable; provided, that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Written Consent. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide SPAC with (1) reasonable updates to SPAC regarding the status of and any issues arising with respect to obtaining the Company Written Consent and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Written Consent The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the BVI Act and this Agreement in the distribution of the Consent Solicitation Statement and the Plan of Initial Merger and any solicitation of the Company Written Consent.

(ii)  The Consent Solicitation Statement shall include a statement to the effect that (i) the Company Board has recommended that the Company Shareholders vote in favor of the approval and adoption of this Agreement, the Mergers and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (ii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii)  Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(c)(ii)), the Company Board may, at any time prior to, but not after, receipt of the Company Written Consent, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) the SPAC shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by SPAC, the Company and its representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if SPAC requested negotiations in accordance with clause (B), the Company may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Shareholders under applicable Law. A “Company Intervening Event” shall mean any material Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Written Consent, and (ii) does not relate to (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 8.1, and (C) any change in the price or trading volume of SPAC Common Stock. To the fullest extent permitted by applicable Law, Company’s obligations to seek the Company Written Consent shall not be affected by any Company Modification in Recommendation.

Section 8.3  Support of Transaction. (i) The Company shall, and shall cause the other Nettar Companies and the Acquisition Entities to, and (ii) SPAC shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Nettar Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of SPAC and PubCo, the use of reasonable best efforts to enforce PubCo’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Nettar Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Nettar Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Nettar Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Nettar Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.4  Tax Matters.

(a)  Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall report the Mergers consistently with the Intended Tax Treatment and as reorganizations within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers. In the event either the SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests or requires tax opinions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Subject to the following sentence, PubCo shall cause SPAC to use its cash to make one or more loans to the Surviving Corporation or its affiliates for use in a trade or business or to otherwise transfer its cash to the Surviving Corporation or its affiliates for use in a trade or business, or a combination of the foregoing. Neither PubCo nor any of its Subsidiaries shall transfer or distribute any assets or stock of SPAC or the Surviving Corporation if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii). PubCo shall cause SPAC and the Company not to liquidate for federal income tax purposes following the Transactions for a period of at least two years after the Closing. The covenants contained in this Section 8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b)  Within one hundred twenty (120) days after the end of PubCo’s current taxable year and each subsequent taxable year of PubCo for which PubCo reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), PubCo shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of PubCo. If PubCo determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, PubCo shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable PubCo shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to PubCo or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.4(b), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) five years after the end of PubCo’s current taxable year, or (y) such time as PubCo has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

Section 8.5  Stockholder Litigation. The Company and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or PubCo (as applicable) or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation” ), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company or PubCo, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6  Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Nettar Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.

Section 8.7  Access to Information; Inspection(a). During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, the Acquisition Entities and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

Section 8.8  Delisting and Deregistration. The Company, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective PubCo securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the SPAC Merger Effective Time or as soon as practicable thereafter.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1  Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)  The SPAC Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b)  All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c)  The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)  (i) PubCo’s initial listing application with Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the PubCo Ordinary Shares, and the outstanding PubCo Ordinary Shares held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(f)  Upon the closing, after giving effect to any SPAC Share Redemption, any PIPE Investment and the Forward Purchase Amount, PubCo shall have net tangible assets of at least $5,000,001.

Section 9.2  Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)  Each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)  Each of the covenants of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)  There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)  All approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Company Disclosure Letter shall have been obtained;

(e)  The Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders; and

(f)  The Company shall have obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of Company Shares and holders of Convertible Notes together holding at least 85% of the outstanding shares of the Fully-Diluted Company Shares (excluding, for purposes hereof, holders of Series X Preferences Shares and the holder of the Company Warrant).

Section 9.3  Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)  Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b)  Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)  As of the Closing, the Available Cash shall be no less than the Minimum Cash Amount; and

(d)  There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 9.4  Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1  Termination. This Agreement may be terminated and the Transactions abandoned:

(a)  by mutual written consent of the Company and SPAC;

(b)  by written notice from the Company or SPAC to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)  by written notice from the Company to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation;

(d)  by written notice from SPAC to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e)  by written notice from the Company or SPAC to the other(s) if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f)  by written notice from SPAC to the Company if the Company Written Consent shall not have been obtained within five (5) Business Days after the Proxy/Registration Statement became effective;

(g)  by written notice from SPAC to the Company if (i) to the extent required in accordance with Section 6.8(a), the Q1 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.8(a) on or before July 14, 2021, or (ii) the Q2 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.8(b) on or before October 12, 2021, or (iii) to the extent required in accordance with Section 6.8(c), the Q3 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.8(c) on or before January 12, 2022;

(h)  prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before February 28, 2022 (the “Agreement End Date”), unless SPAC is in material breach hereof; or

(i)  prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the NDA shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1  Trust Account Waiver. The Company and each Acquisition Entity acknowledges that, as described in the final prospectus of SPAC, dated January 28, 2021 and filed with the SEC on January 29, 2021 (File No: 333-251971) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within twenty-four (24) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Nettar Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Nettar Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 11.2  Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to SPAC, to:

CF Acquisition Corp. V

110 East 59th Street

New York, New York 10022

Email: CFV@cantor.com

Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: ken.lefkowitz@hugheshubbard.com
Attention: Ken Lefkowitz

(b)	If to the Company or any Acquisition Entity, to:

Nettar Group Inc.
Email: ceo@satellogic.com, gc@satellogic.com
Attention: Emiliano Kargieman

with copies (which shall not constitute notice) to:

Friedman Kaplan Seiler & Adelman LLP
7 Times Square
New York, NY 10036-6516
Email: glerner@fklaw.com
Attention: Gregg S. Lerner

and

Greenberg Traurig LLP
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131
Email: annexa@gtlaw.com
Attention: Alan I. Annex

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 11.6  Expenses. Except as otherwise set forth in this Agreement, including in Section 8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.5(c), the Company Transaction Expenses (in the case of PubCo) and the SPAC Transaction Expenses (in the case of SPAC), respectively.

Section 11.7  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the Company, the Initial Merger and any exercise of appraisal and dissention rights with respect to the Initial Merger, shall in each case be governed by the laws of the British Virgin Islands).

Section 11.8  Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9  Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10  Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated February 19, 2021). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12  Publicity.

(a)  All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b)  The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14  Jurisdiction; Waiver of Jury Trial.

(a)  Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)  Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 11.15  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16  Non-Recourse.

(a)  Solely with respect to the Company, SPAC and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC or the Acquisition Entities as named parties hereto; and

(b)  Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, an “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17  Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18  Conflicts and Privilege.

(a)  SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, PubCo, Merger Sub 1, Merger Sub 2, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP and Ellenoff Grossman & Schole LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or Sponsor. All communication between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, SPAC, PubCo or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b)  The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC, PubCo and the Nettar Companies, that all communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Nettar Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Nettar Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)  Notwithstanding the foregoing, in the event that a dispute arises between SPAC, PubCo or the Nettar Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Nettar Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC, PubCo or the Nettar Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, PubCo shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can seek a protective order and SPAC, PubCo and the Nettar Companies agree to use all commercially reasonable efforts to assist therewith.

(d)  To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, PubCo or any Nettar Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees on behalf of itself and SPAC, PubCo and the Nettar Companies after the Closing, (i) to the extent that SPAC or, after the Closing, PubCo or the Nettar Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.18, and (b) neither SPAC, PubCo nor the Nettar Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC, PubCo or any Nettar Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC, PubCo or the Nettar Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the parties hereto acknowledges and agrees that Friedman Kaplan Seiler & Adelman LLP and Greenberg Traurig LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Nettar Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g) SPAC further agrees that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Nettar Companies, or PubCo or the Acquisition Entities or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the Nettar Companies and shall not pass to or be claimed by SPAC. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the Nettar Companies, PubCo or the Acquisition Entities, on the one hand, and a third party other than Sponsor, on the other hand, SPAC or the Nettar Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither SPAC nor the Nettar Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC or the Nettar Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Surviving Corporation in writing (including by making specific reference to this Section 11.8) so that Surviving Corporation can seek a protective order and SPAC agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Nettar Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) SPAC agrees (i) to the extent that SPAC receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 11.18, and (b) SPAC shall not assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that SPAC has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

SPAC:

CF Acquisition Corp. V

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger by and among CF Acquisition Corp. V, Nettar Group, Inc.,
Satellogic Inc., Ganymede Merger Sub 1 Inc. and Ganymede Merger Sub 2 Inc. (Project Ganymede)]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

COMPANY:

Nettar Group Inc.

By:	/s/ Emiliano Kargieman
Name: Emiliano Kargieman
Title: Director

MERGER SUB 1:

Ganymede Merger Sub 1 Inc.

By:	/s/ Richard Dunn
Name: Richard Dunn
Title: Director

MERGER SUB 2:

Ganymede Merger Sub 2 Inc.

By:	/s/ Emiliano Kargieman
Name: Emiliano Kargieman
Title: Director

PUBCO:

Satellogic Inc.

By:	/s/ Richard Dunn
Name: Richard Dunn
Title: Director

[Signature Page to Agreement and Plan of Merger by and among CF Acquisition Corp. V, Nettar Group, Inc., Satellogic Inc., Ganymede Merger Sub 1 Inc. and Ganymede Merger Sub 2 Inc. (Project Ganymede)]

EXHIBIT A

Form of PIPE Subscription Agreement

A-1

EXHIBIT B

Form of Shareholder Support Agreement

B-1

EXHIBIT C

Form of Sponsor Support Agreement

C-1

EXHIBIT D

Form of Lock-Up Agreement

D-1

EXHIBIT E

[Reserved]

E-1

EXHIBIT F

Form of Articles of Initial Merger

F-1

EXHIBIT G

Plan of Initial Merger

PLAN OF MERGER

IN ACCORDANCE WITH PART IX OF THE BVI BUSINESS COMPANIES ACT, 2004 (as amended)

(THE “BC ACT”)

THIS PLAN OF MERGER (the “Plan of Merger”) is made on [ ] 2021.

BETWEEN

(1)	Ganymede Merger Sub 1 Inc., a BVI business company incorporated under the BC Act on 29 June 2021 with company number 2067781 and whose registered office is located at Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Merging Company”); and

(2)	Nettar Group Inc., a BVI business company incorporated under the BC Act on 7 October 2014 with company number 1844243 and whose registered office is located at Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Surviving Company” and together with the Merging Company, the “Constituent Companies”).

WHEREAS

(a)	Each of the Merging Company and the Surviving Company is a BVI business company existing under and by virtue of the BC Act and each is entering into this Plan of Merger pursuant to the provisions of Section 170 of the BC Act.

(b)	The board of directors of each Constituent Company has determined that it is desirable and in the best interests of its respective Constituent Company and its respective members that the Merging Company be merged with and into the Surviving Company, with the Surviving Company being the surviving company of the merger (the “Merger”).

In accordance with Section 170(2) of the BC Act:

1.	The constituent companies to the Merger are the Merging Company and the Surviving Company.

2.	The name of the surviving company of the Merger is Nettar Group Inc..

3.	The Surviving Company is authorised to issue:

(a)	[20,000,000] ordinary shares of US$0.00001 par value per share (“Company Ordinary Shares”);

(b)	[11,240,398] preference shares of US$0.00001 par value per share (“Company Preference Shares”), comprising four separate series of Company Preference Shares as follows:[1]

(i)	[4,723,330] of which are series A preference shares (“Company Series A Preference Shares”);

(ii)	[3,117,915] of which are series B preference shares (“Company Series B Preference Shares”);

(iii)	[899,153] of which are series B-1 preference shares (“Company Series B-1 Preference Shares”); and

(iv)	[2,500,000] of which are series X preference shares (“Company Series X Preference Shares”).

4.	The Surviving Company has:[2]

(a)	[number] Company Ordinary Shares in issue;

(b)	[number] Company Series A Preference Shares in issue;

(c)	[number] Company Series B Preference Shares in issue;

(d)	[number] Company Series B-1 Preference Shares in issue; and

(e)	[number] Company Series X Preference Shares in issue.

5.	The Company Series A Preference Shares are entitled to vote on the Merger as a separate class. The Company Series B Preference Shares and the Company Series B-1 Preference Shares are entitled to vote on the Merger as though they were a separate single class. The Company Series X Preference Shares are entitled to vote on the Merger as a separate class.

6.	The Merging Company is authorised to issue 50,000 ordinary shares with a par value of US$0.00001 each of which there is 1 ordinary share in issue, which ordinary share is entitled to vote on the Merger as one class.

[1]	Figures concerning number of authorised shares shall be updated, to the extent necessary, to reflect the number of authorised shares when the Plan of Merger is entered into.
[2]	Figures concerning number of shares in issue shall be entered when the final numbers are determined and entered at the time the Plan of Merger is entered into.

G-2

7.	Upon the Merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without further action, of all the assets, property, rights, privileges, immunities, powers, objects and purposes of the Constituent Companies and the Surviving Company shall become subject to all claims, debts, liabilities and obligations of the Constituent Companies.

8.	The terms and conditions of the Merger, including the manner and basis of cancelling, reclassifying or converting the shares of the Constituent Companies into shares, debt obligations or other securities in the Surviving Company, or money or other assets, or a combination thereof, shall be as set out below and as further and more particularly set forth in the Agreement and Plan of Merger (the “Agreement”) dated [ ] 2021 made by and among CF Acquisition Corp. V, Satellogic Inc. (the “HoldCo”), the Merging Company, which is a wholly owned subsidiary of HoldCo, and the Surviving Company and circulated to the members of the Surviving Company and the Merging Company on or about the date of this Plan of Merger. At the effective time of the Merger (the “Effective Time”):

(a)	each Company Ordinary Share and each Company Preference Share (together, the “Company Shares” and each a “Company Share”) that is issued and outstanding immediately prior to the Effective Time, other than (x) any Company Series X Preference Shares the holder of which has elected to redeem in accordance with the terms of the memorandum and articles of association of the Surviving Company (each a “Company Redemption Share”), (Y) any Cancelled Shares (as defined below) and (Z) any Dissenting Shares (as defined below)), shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined in the Agreement) in accordance with section 2.6 thereof, such number of newly issued class B ordinary shares of US$0.0001 par value each (each a “HoldCo Class B Ordinary Share”) (in the case of the holder of Company Shares who is the Surviving Company’s Chief Executive Officer) or class A ordinary shares of US$0.0001 par value each in HoldCo (each a “HoldCo Class A Ordinary Share”) (in all other cases) that is equal to the Company Exchange Ratio (as defined in the Agreement), as such calculations are set forth in the Payment Spreadsheet (as defined in the Agreement) as to each holder set forth therein (the “Merger Consideration Shares”), without interest, subject to rounding pursuant to section 2.6(h) of the Agreement (or, in the case of Company Series X Preference Shares, such number of newly issued HoldCo Class A Ordinary Shares as set forth in the Payment Spreadsheet, calculated in accordance with the memorandum and articles of association of the Surviving Company (and taking into account the cumulative dividends accrued on such Company Series X Preference Shares under the memorandum and articles of association of the Surviving Company)) provided, however, that a portion of such Merger Consideration Shares shall be subject to escrow and potential forfeiture in accordance with section 2.10 of the Agreement, as more particularly set out in the Agreement and with each such HoldCo Class B Ordinary Share and each HoldCo Class A Ordinary Share so issued to be validly issued, fully paid and non-assessable;

G-3

(b)	each Company Share that is a treasury share or is owned by a direct or indirect subsidiary of the Surviving Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and shall cease to exist without any conversion thereof or payment therefor;

(c)	each Company Redemption Share shall, to the extent not already redeemed and cancelled in accordance with the existing memorandum and articles of association of the Surviving Company, be redeemed and cancelled in accordance with the existing memorandum and articles of association of the Surviving Company;

(d)	each ordinary share of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable Surviving Company Ordinary Share; and

(e)	each Company Share in respect of which the holder thereof has duly and validly exercised a right of dissent in accordance with Section 179 of the BC Act (collectively, the “Dissenting Shares”) shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Dissenting Shares shall cease to be a shareholder of the Surviving Company (and shall not be a shareholder of the Surviving Company) and shall cease to have any rights thereto (including any right to receive such holder’s portion of the aggregate Merger Consideration Shares), subject to and except for such rights as are granted under Section 179 of the BC Act.

9.	The memorandum and articles of association of the Surviving Company shall be amended and restated in the form attached hereto as Appendix I.

10.	The Merger shall be effective on the date on which the Articles of Merger relating to the Merger are registered by the Registrar of Corporate Affairs.

11.	This Plan of Merger may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

12.	This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

[Signature page follows.]

G-4

IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on the date first set out in this Plan of Merger.

For and on behalf of
Ganymede Merger Sub 1 Inc.

Richard Dunn
Director

For and on behalf of
Nettar Group Inc.

Emiliano Kargieman
Director

G-5

APPENDIX I

Amended and Restated

Memorandum and Articles

of Association

of Nettar Group Inc.

(the Surviving Company)

EXHIBIT H

Form of PubCo Governing Documents

Company no. 2067782

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Satellogic Inc.

Incorporated on the 29th day of June 2021

Amended and Restated on the [ ] day of [ ] 2021

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Satellogic Inc.

1	Name

The name of the Company is Satellogic Inc..

2	Status

2.1	The Company is a company limited by shares.

2.2	The liability of each Member is limited to the amount unpaid, if any, on such Member’s shares.

3	Registered Office, Registered Agent

3.1	The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by resolution of the Directors or Resolution of Members.

3.2	The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by resolution of the Directors or Resolution of Members.

4	Objects

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

5	Authorised Shares and Classes of Shares

5.1	The Company is authorised to issue an unlimited number of shares of US$0.0001 par value each divided into two classes as follows:

(a)	class A ordinary shares (“Class A Shares”); and

(b)	class B ordinary shares (“Class B Shares”).

5.2	For the purposes of section 9 of the Statute, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Memorandum and Articles are deemed to be set out and stated in full in the Memorandum.

6	Rights Attaching to Class A Shares

6.1	Each Class A Share confers on the holder:

(a)	the right to one (1) vote on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

7	Rights Attaching to Class B Shares

7.1	Each Class B Share confers on the holder:

(a)	the right to ten (10) votes on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute;

(c)	the right to an equal share in the distribution of the surplus assets of the Company; and

(d)	the conversion rights exercisable in accordance with Clause 9 of the Memorandum.

7.2	The Class B Shares may not be listed on any U.S. or foreign national or regional securities exchange or market.

8	Variation of Rights

8.1	All or any of the rights attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied:

(a)	without the consent of the holders of the issued Shares of that class where:

(i)	such variation is considered by the Directors not to have a material adverse effect upon such rights; or

(ii)	where the Directors amend and restate the Memorandum and the Articles in a manner that creates a new class of Shares with rights and provisions ranking in priority to any existing class of Shares or carrying more votes per Share of the new class of Shares than any existing class of Shares (such new class of Shares however they may be described being herein referred to as “Preference Shares”) having such rights as specified by the Board of Directors pursuant to the resolution of Directors approving the creation of such Preference Shares, and in any such resolution of Directors the Board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended and restated Memorandum and Articles with the Registrar; or

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(b)	with the sanction of a resolution passed by the holders of the Shares of that class at a separate meeting of the holders of the Shares of that class where not less than two thirds of the issued shares of that class were represented and voted to pass the resolution.

To any meeting of the holders of the Shares of a class of Shares all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least two thirds of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent or sanction from the holders of Shares of the relevant class.

For avoidance of doubt, the Directors shall not require any approval of the Members or any class of Members in respect of the creation of Preference Shares or the issuance of Preference Shares and the related amendments to the Memorandum and Articles.

8.2	For the purposes of a separate class meeting, unless otherwise prohibited by the rights conferred on the holders of a particular class of Shares, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

8.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights (shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

9	Conversion of Class B Shares

9.1	Each Class B Share shall be convertible into one (1) Class A Share at the option of the holder of such Class B Share at any time upon written notice to the Company. Where the Class B Share concerned was fully paid and non-assessable, the Class A Share into which it converted shall be fully paid and non-assessable. A written notice to the Company for the purpose of this Clause 9.1 may specify that the intended conversion shall take effect subject to and with effect from a transfer of the Class B Share concerned, in which case any conversion of such Class B Share shall take effect concurrent with the transfer of the Class B Share.

9.2	Each Class B Share shall automatically, without any further action on the part of the Company, any Class B Holder or any other party (other than registration pursuant to Sub-Article 9.4), convert into one (1) Class A Share:

(a)	upon the expiry of the period of five years from the Listing Date;

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(b)	where the Class B Holder transfers the Class B Share to a person other than a Permitted Class B Transferee; and

(c)	where the Class B Share concerned is transferred to a Permitted Class B Transferee and the Permitted Class B Transferee ceases to be:

(i)	an entity that has no members or other equity holders except the Original Class B Holder and/or persons acting on behalf of the Original Class B Holder;

(ii)	a Wholly-Owned Subsidiary of an entity of the kind referred to in sub-Article (c)(i) immediately above; or

(iii)	a trust for the exclusive benefit of, or that is controlled by, the Original Class B Holder; or

(iv)	an Affiliate of the Original Class B Holder.

9.3	The Directors may, from time to time, establish such policies and procedures relating to the general administration of the Register of Members as they may deem necessary or advisable, and may request that Class B Holders furnish affidavits or other proof to the Company as they deem necessary to verify the ownership of Class B Shares.

9.4	In the event of a conversion of Class B Shares to Class A Shares pursuant to this Article 9, such conversion shall take effect:

(a)	in the event of a voluntary conversion pursuant to sub-Clause 9.1, at the time that the conversion is recorded in the Register of Members following written notice of the conversion having been provided to the Company; and

(b)	in the event of an automatic conversion of all Class B Shares pursuant to sub-Clause 9.2 at the time that the Company registers the conversion in the Register of Members.

10	Registered Shares Only

Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

11	Interpretation

Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

12	Amendments

12.1	Subject to the provisions of the Statute and the Memorandum and Articles, the Company may from time to time amend the Memorandum of Association or the Articles of Association by Resolution of Members or resolution of the Directors. A Resolution of Members to amend the Memorandum of Association or the Articles of Association shall require the affirmative vote of an absolute majority of the votes of all of the Members. This requirement is in addition to the requirements set out in Clause 8 where they apply.

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We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 29th day of June 2021.

Incorporator

(Sgd. Denery Moses)

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Satellogic Inc.

1	Interpretation

1.1	In the Articles, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Articles”	means these articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Audit Committee”	means the audit committee of the Company formed pursuant to Article 38.2 hereof, or any successor audit committee.
“Business Day”	means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and the British Virgin Islands are authorised or required by law to close.
“Class B Holder”	means a Member holding Class B Shares.
“Company”	means the above named company.
“Contract”	means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.
“Directors”	means the directors for the time being of the Company.
“Distribution”	means any distribution (including an interim or final dividend).
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act, 2001 of the British Virgin Islands.
“Listing Date”	the date that Class A Shares (or depositary receipts therefor) are first listed or quoted on a Recognised Exchange.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Original Class B Holder”	means each Class B Holder, excluding any Class B Holder who, for the time being, only holds Class B Shares as a result of a Permitted Class B Transfer.
“Permitted Class B Transferee”	means a transferee of Class B Shares permitted under Article 8.

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“Permitted Class B Transfer”	has the meaning given in Article 8.2.
“Preference Shares”	has the meaning given in Clause 8.1 of the Memorandum.
“Recognised Exchange”	has the same meaning as in the Statute.
“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute.
“Registered Agent”	means the registered agent for the time being of the Company.
“Registered Office”	means the registered office for the time being of the Company.
“Resolution of Members”	means, subject to Clause 12 of the Memorandum, a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share”	means a share in the Company and includes a fraction of a share in the Company.
“Statute”	means the BVI Business Companies Act of the British Virgin Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(l)	section 8(2) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	the term “holder” in relation to a Share means a person whose name is entered in the

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Register of Members as the holder of such Share;

(o)	the term “simple majority” in relation to a Resolution of Members means a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted);

(p)	the term “absolute majority” in relation to a Resolution of Members means a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain;

(q)	an entity is a “Subsidiary” of another entity, its “Holding Company”, if that other entity:

(i)	holds a majority of the voting rights in it; or

(ii)	is a member of it (or is an equity holder in an equivalent position) and has the right to appoint or remove a majority of its board of directors (or equivalent body); or

(iii)	is a member of it and controls, directly or indirectly through one or more intermediaries, alone or pursuant to an agreement with other members (or equity holders in an equivalent position), a majority of the voting rights in it or the right to appoint or remove a majority of its board of directors (or equivalent body), or if it is a Subsidiary of an entity that is itself a Subsidiary of that other entity; and

(r)	an entity is a “Wholly-Owned Subsidiary” of another entity if such other entity is its sole member (or equity holder in an equivalent position) or if such other entity through one or more Wholly-Owned Subsidiaries controls 100% of the voting rights in it or the right to appoint or remove all of the members of its board of directors (or equivalent body).

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of any monies of the Company, all expenses incurred in the formation and establishment of the Company, including the expenses of incorporation.

3	Issue of Shares

Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

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4	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

5	Closing Register of Members, Fixing Record Date

5.1	Subject to any applicable rules of the Recognised Exchange on which the Company Shares are listed, in lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

5.2	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to vote at a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to the terms of the Articles including, without limitation Articles 7.3 and 8, any Member may transfer all or any of his Shares by an instrument of transfer.

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7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3	Where the Shares concerned are listed on a Recognised Exchange:

(a)	Articles 7.1 and 7.2 shall not apply; and

(b)	the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange.

8	Restrictions on Transfer of Class B Shares

8.1	A Class B Holder shall not transfer or otherwise dispose of any Class B Share or any interest in any Class B Share, except as permitted by this Article and applicable securities laws.

8.2	A transfer by a Class B Holder of Class B Shares is permitted (such a transfer, a “Permitted Class B Transfer”) where:

(a)	the transfer is to an entity that has no members (or other equity holders) except the Original Class B Holder and/or persons acting on behalf of the Original Class B Holder;

(b)	the transfer is to a Wholly-Owned Subsidiary of an entity of the kind referred to in sub-Article (a) immediately above;

(c)	the transfer is to a trust for the exclusive benefit of, or that is controlled by, the Original Class B Holder; or

(d)	the transfer is to an Affiliate of the Class B Holder.

8.3	A Class B Holder holding Class B Shares as a result of a transfer by an Original Class B Holder pursuant to Article 8.2 or a transfer by a Class B Holder pursuant to Article 8.2 may transfer all or any of such Class B Shares back to that Original Class B Holder or another Permitted Class B Transferee without restriction.

8.4	An Original Class B Holder may transfer Class B Shares to any persons who are Permitted Class B Transferees in respect of such Original Class B Holder.

9	Redemption, Repurchase and Surrender of Shares

9.1	Subject to the provisions of the Statute (save that sections 60 and 61 of the Statute shall not apply to the Company) and, where applicable, the rules of the Recognised Exchange, the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

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9.2	Subject to the provisions of the Statute (save that sections 60 and 61 of the Statute shall not apply to the Company) and, where applicable, the rules of the Recognised Exchange, the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

9.3	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

9.4	The Directors may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

10	Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve that such Share shall be held as a Treasury Share.

11	Commission on Sale of Shares

The Company may pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Forfeiture of Shares

13.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

13.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

13.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

13.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

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13.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

13.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

14	Transmission of Shares

14.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares.

14.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person.

14.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share. If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

15	General Meetings

15.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

15.2	The Company shall in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

15.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

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15.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent. of the voting rights in respect of the matter for which the meeting is requested.

15.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

15.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

15.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

15.8	Members seeking to bring business before the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. Members seeking to nominate candidates for election as Directors at the annual general meeting must comply with the requirements of Article 25.

16	Notice of General Meetings

16.1	At least ten clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

16.2	Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

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17	Proceedings at General Meetings

17.1	A quorum is present at a general meeting of Members if, at the commencement of the meeting, there are present in person or by proxy Members whose Shares represent a majority of the votes of the Shares entitled to vote on Resolutions of Members to be considered at the meeting. If such a quorum be present, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter, and a certificate signed by such person, accompanied where such person is a proxy by a copy of the proxy forms, shall constitute a valid Resolution of Members.

17.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

17.3	Any Resolution of Members must be passed at a general meeting of the Members. No Resolution of Members may be passed by means of a Resolution of Members consented to in writing.

17.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

17.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

17.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

17.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

17.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

17.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded.

17.10	A poll may be demanded by any Member present in person or by proxy and it so demanded the poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

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17.11	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

17.12	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

18	Votes of Members

18.1	Subject to any rights or restrictions attached to any Shares, including as set out in Clause 7 of the Memorandum, on a show of hands every Member who is present in person or by proxy shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

18.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

18.3	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

18.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by him in respect of Shares have been paid.

18.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

18.6	On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

18.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

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19	Proxies

19.1	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

19.2	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

19.3	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

19.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

20	Corporate Members

20.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

20.2	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

21	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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22	Directors

The Company shall have not less than three Directors at all times. Subject to the requirement that the Company shall have not less than three Directors, the maximum number of Directors may be fixed either by a resolution of Directors or a Resolution of Members, provided that if the maximum number of directors is fixed by a Resolution of Members, then any change to the maximum number of directors shall only be made by a Resolution of Members.

23	Powers and Duties of Directors

23.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

23.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

23.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

23.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

23.5	A Director, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

23.6	Section 175 of the Statute shall not apply to the Company.

24	Appointment and Removal of Directors

24.1	Subject to the requirements of Article 25, the Company may by Resolution of Members appoint any person to be a Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

24.2	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution of Directors classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected by Resolution of Members for a term of office to expire at the third succeeding annual general meeting after their election.

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24.3	Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for Cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All such Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

24.4	The Company may by Resolution of Members or a resolution of Directors (passed by all of the Directors other than the Director who is the subject of the resolution concerning removal of a Director) remove any Director only with Cause. For the purposes of this Article 24 “Cause” shall mean removal of a Director because of:

(a)	such Director’s wilful and continued failure to substantially perform his duties as a Director;

(b)	such Director’s wilful conduct which is significantly injurious to the Company, monetarily or otherwise,

(c)	such Director’s being convicted or investigated in a criminal proceeding (other than traffic violations and other minor offenses);

(d)	such Director’s being censured or subject to equivalent action by any Recognised Exchange (including a pending proceeding); and/or

(e)	a petition under the bankruptcy of insolvency laws of any jurisdiction being filed against such Director or there is an appointment of a receiver (or similar officer) by a court for the business or property of, such Director.

24.5	Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

25	Notice of Nominations for Election to the Board of Directors.

25.1	Nominations of any individual for election to the board of Directors at an annual general meeting or an extraordinary general meeting (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Person calling such meeting) may be made at such meeting only:

(a)	by or at the direction of the board of Directors, including by any committee or persons authorised to do so by the board of Directors or these Articles; or

(b)	by a Member present in person:

(i)	who was a Member both at the time of giving the notice provided for in Article 25 and at the time of the meeting;

(ii)	is entitled to vote at the meeting;

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(iii)	has complied with this Article 25 as to such notice and nomination.

25.2	For purposes of this Article 25:

(a)	“Disclosable Interests” with respect to a Member, means:

(i)	the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) and that is, directly or indirectly, held or maintained by such Member with respect to any Shares of any class or series of Shares;

(ii)	any rights to dividends on the Shares of any class or series of Shares of the Company owned beneficially by such Member that are separated or separable from the underlying Shares;

(iii)	any material pending or threatened legal proceeding in which such Member is a party or material participant involving the Company or any of its officers or Directors, or any Affiliate of the Company;

(iv)	any other material relationship between such Member, on the one hand, and the Company or any Affiliate of the Company, on the other hand;

(v)	any direct or indirect material interest in any material contract or agreement of such Member with the Company or any Affiliate of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi)	a representation that such Member intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve or adopt the proposal or otherwise solicit proxies from shareholders in support of such proposal; and

(vii)	any other information relating to such Member that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Member in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act, provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Member solely as a result of being the shareholder directed to prepare and submit the notice required by these Articles on behalf of a beneficial owner of Shares.

(b)	“Exchange Act” means the United States Securities Exchange Act of 1934;

(c)	“Member Information” with respect to a Member, means:

(i)	the name and address of the Member (including, if applicable, the name and address that appear on the Register of Members); and

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(ii)	the class or series and number of Shares that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Member, except that such Member shall in all events be deemed to beneficially own any Shares of any class or series as to which such Member has a right to acquire beneficial ownership at any time in the future;

(d)	“Nominating Person” means:

(i)	the Member providing the notice of the nomination for election of a Director proposed to be made at the general meeting of the Members; and

(ii)	the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made; and

(iii)	any other participant in such solicitation;

(e)	“present in person” shall mean that the Member proposing that the business be brought before the meeting of the Company, or a qualified representative of such Member, appear at such meeting;

(f)	a “qualified representative” of such proposing Member shall be a duly authorised officer, manager or partner of such Member or any other person authorised by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the meeting of Members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Members;

(g)	“Securities Act” means the United States Securities Act of 1933;

(h)	“Timely Notice” means:

(i)	in the case of a general meeting of the Members that is an annual general meeting of the Members a notice given not earlier than one hundred twenty (120) days prior to the general meeting and not later than the later of ninety (90) days prior to the general meeting and the tenth (10th) day following the day on which public disclosure of the date of the general meeting is first made by the Company, where the Company is required to make public disclosure of the date of the general meeting in accordance with the rules of any Recognised Exchange;

(ii)	in the case of a general meeting of the Members that is not an annual general meeting of the Members a notice given not earlier than one hundred twenty (120) days prior to the general meeting and not later than the later of ninety (90) days prior to the general meeting and the tenth (10th) day following the day on which public disclosure of the date of the general meeting is first made by the Company, where the Company is required to make public disclosure of the date of the general meeting in accordance with the rules of any Recognised Exchange;

25.3	Without qualification, for a Member to make any nomination of an individual or individuals for election to the board of Directors at an annual general meeting, the Member must:

(a)	provide Timely Notice thereof in writing and in proper form to the Company;

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(b)	provide the information, agreements and questionnaires with respect to such Member and its candidate for nomination as required to be set forth by this Article 25; and

(c)	provide any updates or supplements to such notice at the times and in the forms required by this Article 25.

25.4	Without qualification, if the election of Directors is a matter specified in the notice of general meeting given by or at the direction of the Person calling a general meeting that is not an annual general meeting, then for a Member to make any nomination of an individual or individuals for election to the board of Directors at a general meeting, the Member must:

(a)	provide Timely Notice thereof in writing and in proper form to the Company;

(b)	provide the information with respect to such Member and its candidate for nomination as required by this this Article 25; and

(c)	provide any updates or supplements to such notice at the times and in the forms required by this this Article 25.

25.5	In no event shall any adjournment or postponement of an annual general meeting or extraordinary general meeting or the announcement thereof commence a new time period for the giving of a Members’ notice as described above.

25.6	In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of Director candidates than are subject to election by Members at the applicable meeting. If the Company shall, subsequent to such notice, increase the number of Directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of:

(a)	the conclusion of the time period for Timely Notice;

(b)	the date set forth in Article 25.4; or

(c)	the tenth (10th) day following the date of public disclosure of the date of the general meeting is first made by the Company, where the Company is required to make public disclosure of the date of the general meeting in accordance with the rules of any Recognised Exchange of such increase.

25.7	To be in proper form for purposes of this Article 25, a Member’s notice to the Company must set forth:

(a)	as to each Nominating Person, the Member Information;

(b)	as to each Nominating Person, any Disclosable Interests; and

(c)	as to each candidate whom a Nominating Person proposes to nominate for election as a director:

(i)	all information with respect to such candidate for nomination that would be required to be set forth in a Member’s notice pursuant to this Article 25 if such candidate for nomination were a Nominating Person;

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(ii)	all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(iii)	a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Securities Act if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant; and

(iv)	a completed and signed questionnaire, representation and agreement as provided in Article 25.11.

25.8	A Member providing notice of any nomination proposed to be made at a general meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 25 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be notified to the Company not later than five (5) Business Days after the record date for Members entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Article 25.8 or any other provision of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines under this Article 25.8 or enable or be deemed to permit a Member who has previously submitted notice under this Article 25 to amend or update any nomination or to submit any new nomination.

25.9	In addition to the requirements of this Article 25 with respect to any nomination proposed to be made at a general meeting of the Members, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

25.10	To be eligible to be a candidate for election as a Director at an annual or extraordinary general meeting, a candidate must be nominated in the manner prescribed in this Article 25 and the candidate for nomination, whether nominated by or at the direction of the board of Directors or by a Member, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Company:

(a)	a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, stock ownership and independence of such proposed nominee;

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(b)	a written representation and agreement (in form provided by the Company) that such candidate for nomination:

(i)	is not and, if elected as a Director during his or her term of office, will not become a party to:

(A)	any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) or

(B)	any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under law,

(ii)	is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Company; and

(iii)	if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Company applicable to directors and in effect during such individual’s term in office as a director (and, if requested by any candidate for nomination, the Company shall provide to such candidate for nomination all such policies and guidelines then in effect).

25.11	The board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the board of Directors in writing prior to the meeting of Members at which such candidate’s nomination is to be acted upon in order for the board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Company in accordance with the Company’s corporate governance guidelines.

25.12	A candidate for nomination as a Director shall further update and supplement the materials delivered pursuant to this Article 25, if necessary, so that the information provided or required to be provided pursuant to this Article 25 shall be true and correct as of the record date for Members entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Company not later than five (5) Business Days after the record date for Members entitled to vote at the general meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Article 25 or any other provision of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines under this Article 25 or enable or be deemed to permit a Member who has previously submitted notice under this Article 25 to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a general meeting of the Members.

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25.13	No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Article 25. The officer of the Company presiding over the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Article 25, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall, to the fullest extent permitted by law, be void and of no force or effect.

26	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind;

(e)	the Director is removed from office for Cause pursuant to a Resolution of Members or a resolution of Directors passed in accordance with the requirements of Article 24.4; or

(f)	the Director becomes disqualified to act as a Director under section 111 of the Statute.

27	Proceedings of Directors

27.1	The quorum for the transaction of the business of the Directors shall be a majority of the Directors present in person if there are two or more Directors, and shall be one if there is only one Director.

27.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

27.3	A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

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27.4	A resolution in writing (in one or more counterparts) signed by a majority of the Directors or a majority of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

27.5	A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

27.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

27.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

27.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

28	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

29	Directors’ Interests

29.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

29.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

29.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

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29.4	No person shall be disqualified from the office of or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

29.5	Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

30	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

31	Delegation of Directors’ Powers

31.1	Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also, subject to the Statute, delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by any managing director or any Director holding any other executive office provided the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

31.2	Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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31.3	Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

31.4	Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

31.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Resolution of Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

32	No Alternate Directors

32.1	A Director may not appoint any person as an alternate director.

33	No Minimum Shareholding

No Director shall be required to hold Shares.

34	Remuneration of Directors

34.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

34.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

35	Seal

35.1	The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

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35.2	The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

35.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed wheresoever.

36	Dividends, Distributions and Reserve

36.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

36.2	The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by him to the Company on account of calls or otherwise.

36.3	The Directors may resolve that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

36.4	Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

36.5	The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

36.6	Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

36.7	No Distribution or redemption payment shall bear interest against the Company.

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36.8	Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

37	Books of Account

37.1	The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

37.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

37.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

38	Audit

38.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

38.2	Without prejudice to the freedom of the Directors to establish any other committee, if Shares are listed or quoted on the Recognised Exchange, and if required by the Recognised Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Recognised Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

38.3	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

38.4	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

38.5	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

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38.6	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at any time during their term of office, upon request of the Directors or any general meeting of the Members.

39	Notices

39.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, fax or email to him or to his address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served in accordance with the requirements of the Recognised Exchange.

39.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted. Where a notice is sent by cable or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

39.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

39.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the date such notice is given except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

40	Winding Up

40.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

40.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

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41	Indemnity and Insurance

41.1	Subject to article 41.2 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a Director or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

41.2	Article 41.1 does not apply to a person referred to in that Article unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

41.3	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

41.4	If a person referred to in this Article 41 has been successful in defence of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

41.5	Expenses, including legal fees, incurred by a director (or former director) in defending any legal, administrative or investigative proceedings shall be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director (or former director, as the case may be) to repay the amount if it shall ultimately be determined that the director (or former director, as the case may be) is not entitled to be indemnified by the Company. Expenses, including legal fees, incurred by an officer (or former officer) in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the officer (or former officer, as the case may be) to repay the amount if it shall ultimately be determined that the officer (or former officer, as the case may be) is not entitled to be indemnified by the Company.

41.6	The indemnification and advancement of expenses provided by, or granted under, these Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Members, resolution of disinterested Directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a Director.

41.7	The Directors, on behalf of the Company, shall purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

42	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

43	Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

44	Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

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We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 29th day of June 2021.

Incorporator

(Sgd. Denery Moses)

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

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EXHIBIT I

Form of Surviving Corporation Articles

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Nettar Group Inc.

1	Interpretation

1.1	In the Articles, unless there is something in the subject or context inconsistent therewith:

“Alternate Director”	means a person appointed as an alternate director in accordance with the Statute and the Articles.

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Distribution”	means any distribution (including an interim or final dividend).

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act, 2001 of the British Virgin Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Recognised Exchange”	has the same meaning as in the Statute.

“Register of Members”	means the register of Members maintained in accordance with the Statute.

“Registered Agent”	means the registered agent for the time being of the Company.

“Registered Office”	means the registered office for the time being of the Company.

“Resolution of Members”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution signed by or on behalf of an absolute majority of the Members. In computing the majority when a poll is demanded, and in the case of a written resolution, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Statute”	means the BVI Business Companies Act of the British Virgin Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(l)	section 8(2) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(o)	the term “simple majority” in relation to a Resolution of Members means a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted); and

(p)	the term “absolute majority” in relation to a Resolution of Members means a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of any monies of the Company, all expenses incurred in the formation and establishment of the Company, including the expenses of incorporation.

3	Issue of Shares

Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

4	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

5	Closing Register of Members, Fixing Record Date and Beneficial Ownership Reporting Requirements

5.1	For the purpose of determining Members entitled to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to vote at a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

5.4	In order to enable the Company to comply with its obligations under the Beneficial Ownership Secure Search System Act, 2017 of the British Virgin Islands, as amended from time to time (the “BOSS Act”), every Member shall:

(a)	as soon as practicable (and in any event within fifteen days) following a request in writing given by the Company (acting by any Director) to such Member (each, a “Request for Information”), provide to the Company all such information and copies of all such documents as set out in such Request for Information, relating to (i) the identification of any beneficial owner or registrable legal entity (as those terms are described in the BOSS Act), and (ii) the provision of particulars of any such beneficial owner or registrable legal entity which are required to be maintained under the BOSS Act, in each case which are within the knowledge, possession or control of the Member; and

(b)	notify the Company from time to time of (i) any change of the beneficial owners or registrable legal entities of the Company, and (ii) any change of any information which has been provided by such Member to the Company pursuant to a Request for Information, in each case of which the Member is or becomes aware, immediately upon becoming aware of the same.

5.5	If any Member fails to comply fully with any Request for Information to the satisfaction of the Directors (a “Non-Compliant Member”), the Directors may give to the Non-Compliant Member not less than fourteen clear days’ notice (the “Compliance Notice”) requiring the Non-Compliant Member to comply fully with the Request for Information. The Compliance Notice shall specify what information and documents are to be provided and shall state that if the notice is not complied with the Shares held by such Non-Compliant Member will be liable to be suspended in the manner and with the consequences set out in this Article. If the Compliance Notice is not complied with to their satisfaction, the Directors may declare that the rights attaching to the Shares held by the Non-Compliant Member (the “Suspended Shares”) shall be suspended, and such suspension shall continue in force until the Directors have declared that such Non-Compliant Member has complied fully with the Compliance Notice (the “Suspension Period”). Notwithstanding any other provision of the Memorandum or the Articles, during the Suspension Period, unless otherwise determined by the Directors in their absolute discretion, the Suspended Shares shall not confer any rights on the Non-Compliant Member and:

(a)	the Non-Compliant Member shall not be entitled to transfer any Suspended Shares to any person; the Directors shall refuse to register any such purported transfer of Suspended Shares; and any such purported transfer shall be void;

(b)	the Non-Compliant Member shall not be entitled to exercise any right of redemption in respect of any Suspended Shares;

(c)	the Suspended Shares shall not be voted at any general meeting of the Company, and shall not be counted in determining the total number of outstanding Shares for any purpose under the Articles, and the Non-Compliant Member shall not be required or entitled to sign any written resolutions of shareholders or members of the Company; and

(d)	any amount payable (in cash or by distribution of assets) to the Non-Compliant Member (including, without limitation, any Distribution which is payable by the Company in respect of the Suspended Shares or any share in the distribution of the surplus assets of the Company) shall be withheld by the Company, and the Non-Compliant Member shall not be entitled to receive any such amount, unless and until the Suspension Period has terminated. No interest shall be payable by the Company in respect of any payment withheld pursuant to this Article.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3	Where Shares are listed on a Recognised Exchange, (a) Articles 7.1 and 7.2 shall not apply and (b) the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute (save that sections 60 and 61 of the Statute shall not apply to the Company), the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

8.2	Subject to the provisions of the Statute (save that sections 60 and 61 of the Statute shall not apply to the Company), the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

9	Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve that such Share shall be held as a Treasury Share.

10	Variation of Rights of Shares

10.1	If at any time the authorised Shares are divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares, and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors or Resolution of Members change the location of its Registered Office and its Registered Agent, provided that the Company’s Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

18	General Meetings

18.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

18.2	The Company may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

18.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

18.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.

18.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

18.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

18.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19	Notice of General Meetings

19.1	At least seven clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

19.2	Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

20	Proceedings at General Meetings

20.1	No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

20.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

20.3	A resolution in writing (in one or more counterparts) signed by or on behalf of Members representing an absolute majority of the votes of Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. If any Resolution of Members in writing is passed otherwise than by the unanimous written consent of all Members, a copy of such resolution shall be sent to all Members by whom (or on whose behalf) the resolution has not been signed, but the accidental omission to send such a copy to, or the non receipt of a copy by, any person entitled to receive such copy shall not invalidate the resolution.

20.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

20.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

20.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

20.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

20.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

20.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving a right to attend and vote at the meeting demand a poll.

20.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

20.11	The demand for a poll may be withdrawn.

20.12	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

20.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

20.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a second or casting vote.

21	Votes of Members

21.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

21.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

21.3	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

21.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by him in respect of Shares have been paid.

21.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

21.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

21.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

22	Proxies

22.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

22.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

22.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

22.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

22.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

23	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

25	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of Alternate Directors). The first Director(s) of the Company shall be appointed by the Registered Agent.

26	Powers and Duties of Directors

26.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

26.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

26.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

26.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

26.5	A Director, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

26.6	Notwithstanding the foregoing Article:

(a)	if the Company is a wholly-owned subsidiary, a Director may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the Company’s parent even though it may not be in the best interests of the Company;

(b)	if the Company is a subsidiary, but not a wholly-owned subsidiary, a Director may, when exercising powers or performing duties as a Director, with the prior agreement of all the Members, other than its parent, act in a manner which he believes is in the best interests of the Company’s parent even though it may not be in the best interests of the Company; and

(c)	if the Company is carrying out a joint venture between the Members, a Director may, when exercising powers or performing duties as a Director in connection with the carrying out of the joint venture, act in a manner which he believes is in the best interests of a Member or Members, even though it may not be in the best interests of the Company.

26.7	Section 175 of the Statute shall not apply to the Company.

27	Appointment and Removal of Directors

27.1	The Company may by Resolution of Members or resolution of the Directors appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by the Articles as the maximum number of Directors.

27.2	The Company may by Resolution of Members or resolution of the Directors remove any Director with or without cause.

27.3	Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

28	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an Alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors; or

(f)	the Director becomes disqualified to act as a Director under section 111 of the Statute.

29	Proceedings of Directors

29.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an Alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an Alternate Director shall, if his appointor is not present, count twice towards the quorum.

29.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an Alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

29.3	A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

29.4	A resolution in writing (in one or more counterparts) signed by a majority of the Directors or a majority of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an Alternate Director being entitled to sign such a resolution on behalf of his appointor and if such Alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

29.5	A Director or Alternate Director may, or other officer of the Company on the direction of a Director or Alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and Alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

29.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

29.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

29.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an Alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or Alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or Alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30	Presumption of Assent

A Director or Alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or Alternate Director who voted in favour of such action.

31	Directors’ Interests

31.1	A Director or Alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2	A Director or Alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or Alternate Director.

31.3	A Director or Alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or Alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

31.4	No person shall be disqualified from the office of Director or Alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or Alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or Alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or Alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his Alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or Alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

31.5	Any notice that a Director or Alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

32	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or Alternate Directors present at each meeting.

33	Delegation of Directors’ Powers

33.1	Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also, subject to the Statute, delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an Alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2	Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3	Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.4	Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

33.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Resolution of Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

34	Alternate Directors

34.1	Any Director (but not an Alternate Director) may appoint any other Director, or any other person willing to act, to be his Alternate Director.

34.2	An Alternate Director shall cease to be an Alternate Director if his appointor ceases to be a Director.

34.3	Any appointment or removal of an Alternate Director shall be undertaken in accordance with the Statute.

34.4	An Alternate Director shall have the rights and shall be subject to the liabilities described in the Statute in relation to his acts or omissions while appointed as an Alternate Director.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37	Seal

37.1	The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

37.2	The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed wheresoever.

38	Dividends, Distributions and Reserve

38.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

38.2	The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by him to the Company on account of calls or otherwise.

38.3	The Directors may resolve that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.4	Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.5	The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.6	Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.7	No Distribution or redemption payment shall bear interest against the Company.

38.8	Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

39	Books of Account

39.1	The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

39.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

39.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

40	Audit

40.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

40.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

40.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at any time during their term of office, upon request of the Directors or any general meeting of the Members.

41	Notices

41.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, fax or email to him or to his address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

41.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted. Where a notice is sent by cable or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

41.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

41.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the date such notice is given except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

42	Winding Up

42.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

42.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

43	Indemnity and Insurance

43.1	Subject to the Statute, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

43.2	Subject to the Statute, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

43.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

44	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

45	Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

46	Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

We, Aramo Trust Co. Limited, of P.O. Box 3099, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association the 7th day of October, 2014:

Incorporator

(Sgd) Ursuline Joseph
Ursuline Joseph

Authorised Signatory

Aramo Trust Co. Limited

EXHIBIT J

Form of Surviving Corporation Memorandum

Company no. 1844243

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Nettar Group Inc.

Incorporated this 7th day of October 2014

Amended and Restated on 24 December 2014

Amended and Restated on 30 December 2014

Amended and Restated on 12 June 2017

Amended and Restated on 23 April 2021

Amended and Restated on [ ] 2021

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Nettar Group Inc.

1	The name of the Company is Nettar Group Inc..

2	The Company is a company limited by shares.

3	The first Registered Office of the Company will be situated at Aramo Trust Co. Limited, of H.R. Penn Limited Building, #177 Main Street, P.O. Box 3099, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by resolution of the Directors or Resolution of Members.

4	The first Registered Agent of the Company is Aramo Trust Co. Limited, of H.R. Penn Limited Building, #177 Main Street, P.O. Box 3099, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by resolution of the Directors or Resolution of Members.

5	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

6	The liability of each Member is limited to the amount unpaid on such Member’s shares.

7	The Company is authorised to issue a maximum of 50,000 shares of one class of US$0.00001 par value each.

8	Each Share confers on the holder:

(a)	the right to one vote on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

9	Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

10	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

11	Subject to the provisions of the Statute, the Company may from time to time amend the Memorandum of Association or the Articles of Association by Resolution of Members or resolution of the Directors.

J-1

We, Aramo Trust Co. Limited, of P.O. Box 3099, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 7th day of October, 2014:

Incorporator

(Sgd) Ursuline Joseph
Ursuline Joseph

Authorised Signatory

AramoTrustCo.Limited

J-2

EXHIBIT K

Form of SPAC Merger Certificate

K-1

EXHIBIT L

Form of Series X Agreement

L-1